As filed with the Securities and Exchange Commission on August 19, 2026

Registration No. 333-298246

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GORILLA TECHNOLOGY GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gorilla Technology Group Inc.
64 North Row
London, United Kingdom W1K 7DA
+442039880574
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, and telephone number of agent for service)

Copies of all correspondence to:

Stephen C. Ashley, Esq.
Pillsbury Winthrop Shaw Pittman LLP
31 W. 52nd Street
New York, NY, 10019
Tel: (212) 858-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 19, 2026

Prospectus

Gorilla Technology Group Inc.

$125,000,000

7.50% Senior Unsecured Convertible Notes, Series B due 2031

This prospectus relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest of $125,000,000 aggregate principal amount of 7.50% Senior Unsecured Convertible Notes, Series B due 2031 (the “Notes”), along with up to 22,135,417 ordinary shares underlying such Notes. Such amount is our estimate of the maximum number of shares underlying the Notes assuming the lowest possible conversion price, payment of interest in shares at all opportunities, and the longest possible duration for the Notes to be outstanding. See “Description of Notes” on page 16. We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

The Notes are convertible into our ordinary shares at an initial conversion rate of 39.2425 ordinary shares per $1,000 of the sum of the principal amount of Notes plus accrued and unpaid interest on such Notes, which is equivalent to an initial conversion price of approximately $25.4826 per ordinary share. The Notes are our senior unsecured obligations. See “Description of Notes” on page 16.

Interest is computed on the basis of a 360-day year composed of twelve 30-day months. The Notes can only be issued in registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We may redeem all or any portion of the Notes at our option after June 15, 2029, subject to certain conditions described under “Description of Notes — Redemption at Election of Company.” The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest through the redemption date. If a fundamental change (as defined herein) occurs, we may be required to repurchase some or all of the Notes from their holders at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes” on page 16.

The Notes are our senior unsecured obligations and rank equal in right of payment to all of our existing and future unsecured, unsubordinated indebtedness; senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the Notes; and structurally junior to all existing and future indebtedness and other liabilities incurred by our subsidiaries.

The Selling Securityholders may offer and sell any of the securities from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the securities offered by this prospectus.

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any securities by the Selling Securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “GRRR” and “GRRRW,” respectively. On August 7, 2026 the closing prices for our ordinary shares and warrants on Nasdaq were $13.15 per ordinary share and $0.16 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus, as it may be updated or supplemented in any accompanying prospectus supplement, and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 20.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell the securities owned by them and described in this prospectus in one or more offerings. We will not receive any proceeds from the sale of securities by the Selling Securityholders pursuant to this prospectus.

This prospectus provides you with a general description of the securities Selling Securityholders may offer. Any prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement, may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, any prospectus supplement, and any applicable free writing prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation by Reference of Certain Documents,” before making your investment decision.

This prospectus and the registration statement of which it forms a part, any prospectus supplement, and any applicable free writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus, the registration statement or the documents incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

On July 13, 2022, the registrant, Gorilla Merger Sub, Inc., a Cayman Islands exempted company and a direct wholly-owned subsidiary of the registrant (“Merger Sub”), and Global SPAC Partners Co., a Cayman Islands exempted company (“Global”), consummated the business combination (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of December 21, 2021, as amended and restated on May 18, 2022 (the “Business Combination Agreement”), by and among such parties. In connection with the closing of the Business Combination, Merger Sub merged with and into Global, with Global surviving the merger and Global became a wholly-owned subsidiary of the registrant, with the securityholders of Global becoming securityholders of the registrant.

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “Gorilla” refer to Gorilla Technology Group Inc., an exempted company incorporated under the laws of the Cayman Islands. All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained here, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.

Overview

Headquartered in London United Kingdom, Gorilla is a global solution provider specializing in Security Intelligence, Network Intelligence, Business Intelligence, and Internet of Things (“IoT”). With a strong presence in Asia Pacific, the United States, Europe, the Middle East, and Latin America, we deliver AI-driven solutions that power Smart Cities, Enterprises, Government, Manufacturing, Telecommunications, Retail, Transportation, Logistics, Healthcare, and Education.

Our expertise lies in revolutionizing urban operations, enhancing security, and optimizing digital transformation. We deliver pioneering products that integrate AI, deep learning, and edge computing to advance intelligent video surveillance, facial recognition, license plate recognition, post-event analytics, cybersecurity, and network intelligence. By leveraging these innovations, we empower governments and enterprises to increase efficiency, security, and resilience, ultimately improving the quality of life for people worldwide.

Founded in 2001 in the Cayman Islands, Gorilla initially focused on video content solutions for broadcasting firms in Taiwan, where our AI-driven video analysis capabilities were first developed.

In 2010, Gorilla pivoted towards computer vision, machine learning, and cybersecurity, investing in optical character recognition, object detection, facial recognition, and AI-powered analytics. Over the past decade, we have expanded into Big Data Analytics, IoT, Edge AI computing, and infrastructure solutions, transforming how governments and enterprises collect, process, and analyze data to drive real-world impact.

Today, our AI-powered solutions are deployed in government institutions, corporate offices, highways, airports, seaports, train stations, hospitals, retail spaces, universities, and law enforcement agencies. Gorilla continues to be a trusted technology partner, helping organizations secure, optimize, and future-proof their operations.

Selected Risks Associated with an Investment in Shares of Our Ordinary Shares

Our business is subject to numerous risks. You should read these risks before you invest in our securities. In particular, our risks include, but are not limited to, the following:

●	Gorilla earns a substantial portion of our revenues from a limited number of clients, and the loss of any of such clients could have a material adverse effect on the business;

●	If Gorilla is unable to successfully enhance its services, integrate new technologies into its offerings, and invest effectively in research and development, its growth, business, results of operations and financial condition could be adversely affected;

●	Gorilla may need to raise additional funds in the future in order to execute its business plan, and these funds may not be available to Gorilla when it needs them or on favorable terms. If Gorilla cannot raise additional funds when it needs them, its business, financial condition and results of operations could be adversely affected;

●	We may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate and /or intend to operate;

●	Gorilla relies, in part, on partnerships to grow its business. The partnerships may not produce the financial or operating results that Gorilla anticipates. In addition, if Gorilla is unable to enter into partnerships, or successfully maintain them, its growth may be adversely impacted;

●	The market for Gorilla’s Smart City AI & Cybersecurity services and products is relatively new, and may decline or experience limited growth, and its business is dependent on its clients’ continuing adoption and use of its services and products;

●	Gorilla’s competitive position depends, in part, on our ability to adapt to rapid technological changes and evolving industry standards, and on our platforms operating effectively along with third-party products and services. Because our platforms are complex and may require lengthy implementation process, any failure to maintain such compatibility or to satisfy our customers’ requirements or perform as desired could harm us;

●	Exchange controls and other restrictions on the movement of capital out of certain jurisdiction or otherwise affecting our settlement transactions or our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on us;

●	Currency exchange rate fluctuations in the various currencies in which we do business could have a material adverse effect on us;

●	Gorilla’s business depends on expanding its base of clients and on clients increasing their use of its services, and its inability to expand its client base, or a loss of any of its clients or a decline in their use of its services or an inability to maintain client relationships due to inadequate customer support, could adversely affect us; and

●	Other factors described under the heading “Risk Factors” beginning on page 7 of this prospectus, as well as those factors described under the heading “Item 3.D. Risk Factors” in Gorilla’s Annual Report on Form 20-F for the year ended December 31, 2025 and in other documents Gorilla files with the SEC.

Corporate Information

Gorilla was incorporated in 2001 as a Cayman Islands exempted company, and our principal executive office is located at 64 North Row, London, United Kingdom W1K 7DA. Our legal and commercial name is Gorilla Technology Group Inc. Our company incorporation number is 110283. Our registered office address in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our website address is https://www.gorilla-technology.com, and our telephone number is +442039880574. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we intend to take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. Under the Exchange Act, we also have four months after the end of each fiscal year to file our annual reports with the SEC and are generally not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the short-swing profit liability provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the requirement to report transactions in our equity securities pursuant to Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. We intend to continue to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an emerging growth company.

As a foreign private issuer, we are permitted to comply with Cayman Islands corporate governance practices instead of the Nasdaq Stock Market requirements, provided that we disclose those Nasdaq Stock Market requirements with which we do not comply and the equivalent Cayman Islands requirement that we follow instead (if applicable).

Gorilla intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

●	Executive Sessions. We are not required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules requiring Gorilla’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Gorilla will follow Cayman Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

●	Proxy Statements. We are not required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Gorilla will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies.

●	Shareholder Approval. Gorilla is not required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of Gorilla’s Amended and Restated Memorandum and Articles of Association, Gorilla’s board of directors is authorized to issue securities, including ordinary shares, preference shares, warrants and convertible notes.

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 7. You should carefully consider such risks before deciding to invest in our securities.

The Offering

The summary below describes the principal terms of the Notes. The terms of the Notes described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Notes.” As used in this section, “we,” “our” and “us” refer to Gorilla Technology Group Inc. and not to its subsidiaries.

Notes	$125,000,000 aggregate principal amount of 7.50% Senior Unsecured Convertible Notes, Series B due 2031

Maturity Date	June 15, 2031, unless earlier converted, redeemed or repurchased.

Interest	7.50% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2026, in cash or, at our election, ordinary shares valued at 90% of the greater of (i) the average Daily VWAP for the five consecutive VWAP Trading Days ending on the VWAP Trading Day that is three VWAP Trading Days immediately preceding the applicable interest payment date and (ii) $8.00 (the “Reset Floor”), subject to certain conditions.

Conversion Rights

Noteholders may convert their Notes at their option at any time until the close of business on the second business day immediately preceding the maturity date.

Upon conversion of a Note, we will deliver for each $1,000 principal amount and accrued and unpaid interest of converted Notes either a number of ordinary shares (together with cash in lieu of any fractional share) equal to the conversion rate. The initial conversion rate is 39.2425 ordinary shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $25.4826 per share (the “Conversion Price”), and is subject to adjustment as described in this prospectus. See “Description of Notes—Conversion Rights.”

Conversion Price

The Conversion Price shall be subject to downward adjustment on each of March 15, 2027, December 31, 2027, September 30, 2028, June 30, 2029, March 15, 2030, and December 31, 2030 if the average of the Daily VWAPs for the five consecutive trading days prior to such anniversary is less than the then in effect Conversion Price, subject to a floor of $8.00. See “Description of Notes—Conversion Rights—Conversion Price Reset.”

The Conversion Price shall be automatically reset upward on March 15, 2027 (the “Upward Reset Date”) if the average of the Daily VWAPs for the five consecutive VWAP Trading Days prior to the Upward Reset Date is greater than the pre-reset Conversion Price, subject to a cap equal to the lower of (a) 125% of the pre-reset Conversion Price and (b) the pre-reset Conversion Price plus 83% of the excess of such average Daily VWAP over the pre-reset Conversion Price; provided, however, that this upward reset shall not apply if the Company has delivered a redemption notice prior to the Upward Reset Date.

Interest Make-Whole Payment	If a holder delivers its Notes for conversion at any time after March 15, 2027 prior to the close of business on the business day immediately preceding March 15, 2029, the Conversion Rate then in effect per $1,000 principal amount of Notes to be converted will be increased by a number of additional shares equal to the amount of interest that would have accrued on such Notes to be converted had such Notes remained outstanding from the Conversion Date to, and including, March 15, 2029, divided by the greater of (i) the average Daily VWAP for the five consecutive VWAP Trading Days beginning on, and including, the sixth VWAP Trading Day immediately preceding the Conversion Date and (ii) the Reset Floor. To the extent the Reset Floor causes fewer shares to be delivered than would otherwise have been delivered using only the average Daily VWAP as the divisor, the Company shall make a cash payment equal to such shortfall multiplied by such average Daily VWAP. See “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change; Interest Make-Whole Conversion Rate Adjustment.”

Beneficial Ownership Limitation	Physical settlement of conversions are prohibited for any single holder to the extent they would cause the holder (together with its affiliates) to beneficially own more than 4.99% of our outstanding shares. A holder may elect to increase this limit to 9.99% with 61 days’ prior written notice to Gorilla, and may further increase this limit to 19.99% with 61 days’ prior written notice to Gorilla. In the event a holder seeks to convert but cannot accept shares due to such beneficial ownership limitation, Gorilla may, in its sole discretion, (a) reject such conversion (in which case it shall be deemed automatically withdrawn) or (b) effect such conversion via cash settlement.

Optional Redemption	We may redeem all or any portion of the Notes, at our option, at any time on or after June 15, 2029 and on or before the 20th VWAP Trading Day immediately before the Maturity Date, but only if (i) (A) we would settle any conversion of the Notes on the date of the notice of redemption in cash (based on the closing price of the ordinary shares on the date of such notice of redemption) or (B) ordinary shares issuable upon conversion of the Notes on such date would be freely tradable and (ii) the Daily VWAP for at least 20 VWAP Trading Days (whether or not consecutive) out of 30 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the applicable Redemption Notice exceeds 150% of the Conversion Price (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of our ordinary shares that occur after the issue date). The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the applicable redemption date. Any holder that elects to convert its Notes following delivery of a Redemption Notice and prior to the applicable redemption date shall be entitled to receive a Conversion Rate equal to the greater of (i) the As-Adjusted Coupon Make-Whole Conversion Rate and (ii) the As-Adjusted Table Make-Whole Conversion Rate, in each case determined as if the redemption constituted a Make-Whole Fundamental Change. See “Description of Notes—Redemption at the Election of the Company.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank Trust Company, National Association.

Fundamental Change	If a “Fundamental Change” (as defined in this prospectus) occurs, then, except as described in this prospectus, noteholders may require us to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.”

Material U.S. Federal Income Tax Considerations	For a description of the material U.S. federal income tax considerations of owning, converting and disposing of the Notes and owning and disposing of shares of our ordinary shares into which the Notes may be converted, see “Material U.S. Federal Income Tax Considerations.”

Plan of Distribution	See “Plan of Distribution” on page 46.

Ranking	The Notes are our general, unsecured obligations and will be: senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment with our existing and future indebtedness that is not expressly subordinated to the Notes; effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our current or future subsidiaries. As of December 31, 2025, the outstanding principal amount of our consolidated indebtedness for borrowed money was $13,795,742.

No Public Market	The Notes are a new class of securities for which no established trading market currently exists. We do not intend to apply to list the Notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, a liquid market for the Notes may never develop.

Listing	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “GRRR.” The Notes are not listed on any exchange.

Book-entry Form	We have initially issued the Notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), without interest coupons, which we will deposit with the trustee as custodian for DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes.”

Use of proceeds	See “Use of Proceeds” on page 15.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 7 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. Before investing in our ordinary shares, you should carefully consider the risks set forth under the captions “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025 (“2025 Form 20-F”), filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on April 15, 2026, as updated by our subsequent filings under the Exchange Act, and the other information contained in this prospectus before acquiring any of our ordinary shares. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this prospectus. See “Forward-Looking Statements.”

Risks Related to this Offering

In the event we are unable to convert the Notes, servicing our debt may require a significant amount of cash or the issuance of shares, and we may not have sufficient cash flow from our business to pay our obligations under the Notes.

Our ability to make payments of principal or to pay interest on or to refinance the Notes depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes. Interest is payable in cash or shares (other than interest in connection with an interest make-whole, which is only payable in shares). However, if we elect to pay interest (other than make-whole interest) in shares, such shares will be valued at a 10% discount to the average Daily VWAP for the five consecutive trading days preceding such interest payment date, leading to dilution. Further, in connection with any interest payment, Gorilla cannot issue more shares than the amount calculated by dividing the amount of interest owed by the floor price discounted by 10%. If the floor price is greater than the applicable average Daily VWAP, then shares cannot pay the entirety of the interest and the remainder will need to be paid in cash. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the Notes will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes.

We may pay any interest make-whole payment by delivering shares of our ordinary shares, which could result in significant dilution to our shareholders.

Beginning after March 15, 2027, if a holder delivers its Notes for conversion at any time prior to the business day immediately preceding March 15, 2029, the conversion rate then in effect will be increased, solely for purposes of such conversion, by a number of additional shares of ordinary shares, if any, equal to the amount of interest that would have been paid on such Notes to be converted had such Notes remained outstanding from the conversion date to, and including March 15, 2029, divided by the average daily VWAPs for the five consecutive trading days beginning on, and including, the 6th trading day immediately preceding the conversion date.

We may be unable to raise the funds necessary to repurchase the Notes for cash following a fundamental change or to pay any cash amounts due upon maturity or conversion of the Notes, and our other indebtedness may limit our ability to repurchase the Notes or to pay any cash amounts due upon their maturity or conversion.

Noteholders may, subject to a limited exception described in this prospectus, require us to repurchase their Notes following a fundamental change at a cash repurchase price generally equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” Upon maturity of the Notes, we must pay their principal amount and accrued and unpaid interest in cash, unless they have been previously converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the Notes or pay any cash amounts due upon their maturity or conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the Notes or to pay any cash amounts due upon their maturity or conversion. Our failure to repurchase Notes or to pay any cash amounts due upon their maturity or conversion when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under other agreements, which may result in that other indebtedness becoming immediately payable in full after any applicable notice or grace periods. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the Notes.

Not all events that may adversely affect the trading price of our ordinary shares will result in an adjustment to the conversion price, which is subject to a floor.

We will adjust the conversion rate of the Notes for certain events, including:

●	certain share dividends, splits and combinations;

●	the issuance of certain rights, options or warrants to holders of our ordinary shares;

●	certain distributions of assets, debt securities, capital share or other property to holders of our ordinary shares;

●	cash dividends on our ordinary shares; and

●	certain tender or exchange offers.

In addition, beginning March 15, 2027 and approximately every nine months thereafter, assuming 50% of the aggregate principal amount of the Notes has not been converted and the Company has not issued ordinary shares in amount in excess of the Conversion Price generating gross proceeds of the sum (a) $80,250,000 and (b) 75% of the principal amount of the notes, the Conversion Price may be reset downwards if the average Daily VWAP in the five preceding trading days is less than the then-in-effect Conversion Price, subject to a floor of $8.00 (as subject to adjustment above). If the trading price of our ordinary shares falls beneath the floor, investors in the Notes may not be able to profitably effect a conversion of the Notes.

We are not required to adjust the conversion rate for other events, such as third-party tender offers or an issuance of our ordinary shares (or securities convertible into, or exercisable or exchangeable for, our ordinary shares) for cash, that may adversely affect the trading price of the Notes and our ordinary shares. An event may occur that adversely affects the noteholders and the trading price of the Notes and the underlying ordinary shares but that does not result in an adjustment to the conversion rate. See “Description of Notes—Conversion Rights.”

Not all significant restructuring transactions constitute a fundamental change, in which case you will not have the right to require us to repurchase your Notes for cash, or a make-whole fundamental change, in which case you will not be entitled to an increased conversion rate under the make-whole fundamental change provisions of the Notes.

If certain corporate events called “fundamental changes” occur, then, subject to a limited exception described in this prospectus, you will have the right to require us to repurchase your Notes for cash. See “Description of Notes—Fundamental Change.” In addition, if a “make-whole fundamental change” occurs, then we will in certain circumstances increase the conversion rate for a specified period of time. See “Description of Notes—Conversion Rights.” However, the definitions of “fundamental change” and “make-whole fundamental change” are limited to specific corporate events and do not include all events that may adversely affect our financial condition or the trading price of the Notes. For example, a leveraged recapitalization, refinancing, restructuring or acquisition by us may not constitute a fundamental change that would require us to repurchase the Notes or a make-whole fundamental change that would result in an increased conversion rate. Nonetheless, these events could significantly increase the amount of our indebtedness, harm any credit rating that we may have at that time or adversely affect our capital structure and the trading price of the Notes.

The increase to the conversion rate resulting from a make-whole fundamental change may not adequately compensate noteholders for the lost option value of their Notes.

If certain corporate events that constitute a “make-whole fundamental change” occur (including conversions of Notes that are called or deemed called for redemption), then we will, in certain circumstances, temporarily increase the conversion rate. See “Description of Notes—Conversion Rights.” While the increase to the conversion rate is designed to compensate noteholders for the lost option value of their Notes resulting from a make-whole fundamental change (including an optional redemption of their Notes), the increase is only an approximation and may not adequately compensate noteholders for the loss in option value. Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions. Accordingly, the make-whole fundamental change provisions of the indenture do not protect noteholders from other transactions that could significantly reduce the option value of the Notes. In addition, our obligation to increase the conversion rate in connection with a make-whole fundamental change (including for Notes converted in connection with a redemption) could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

There is currently no trading market for the Notes. If an active trading market for the Notes does not develop, then noteholders may be unable to sell their Notes at desired times or prices, or at all.

The Notes are a new class of securities for which no established trading market currently exists. We do not intend to apply to list the Notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, an active market for the Notes may never develop, and, even if one develops, it may not be maintained. If an active trading market for the Notes does not develop or is not maintained, then the market price and liquidity of the Notes may be adversely affected and noteholders may not be able to sell their Notes at desired times or prices, or at all. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the trading price and volatility of our ordinary shares, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible debt has been volatile. Market volatility could significantly harm the market for the Notes, regardless of our financial condition, results of operations, business, prospects or credit quality. The trading price of our ordinary shares, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the Notes. We expect that the trading price of our ordinary shares will significantly affect the trading price of the Notes, which could result in greater volatility in the trading price of the Notes than would be expected for non-convertible securities.

We have made only very limited covenants in the indenture, and these limited covenants may not protect your investment.

The indenture for the Notes does not contain any financial covenants and does not limit us or our subsidiaries from incurring additional indebtedness, paying dividends or issuing or repurchasing any securities other than a limited restriction on incurring indebtedness that ranks senior in right of payment to the Notes. The indenture for the Notes does not contain any covenants or restrictions or otherwise place any meaningful restrictions on our ability to operate our business as management deems appropriate. As a result, your investment in the Notes may not be as protected as an investment in an instrument that contains some or all of these types of covenants and restrictions.

Your investment in the Notes may be harmed if we redeem the Notes.

We may redeem the Notes, in whole or in part, at our option at any time on or after June 15, 2029 and on or before the 20th VWAP Trading Day immediately before the maturity date, but only if (i) (A) we would settle any conversion of the Notes on the date of the notice of redemption in cash (based on the closing price of the ordinary shares on the date of such notice of redemption) or (B) ordinary shares issuable upon conversion of the Notes on such date would be freely tradable and (ii) the Daily VWAP of our ordinary shares exceeds 150% of the then-effective conversion price for at least 20 VWAP Trading Days (whether or not consecutive) out of 30 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date we deliver the applicable notice of redemption. If we call the Notes for redemption, you will be required to surrender the Notes for redemption at a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. You may convert your Notes at any time until the close of business on the scheduled trading day immediately before the redemption date, but if you do not timely convert, you will receive only the redemption price in cash, which may be less than the conversion value of your Notes at the time of redemption. In addition, the conditional nature of the redemption right (requiring the 150% stock price condition to be satisfied) means that we may only call the Notes when our ordinary shares are trading at a significant premium to the conversion price, which is precisely when your Notes may have their greatest conversion value. Because you may not be able to reinvest the redemption proceeds in a comparable investment offering a similar return, your investment may be harmed if we redeem the Notes. Furthermore, the existence of our optional redemption right may limit the trading price of the Notes, because the trading price is unlikely to significantly exceed the redemption price even if the conversion value exceeds such price.

Because the Notes are initially being held in book-entry form, noteholders must rely on DTC’s procedures to exercise their rights and remedies.

We have issued the Notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the Notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the Notes (including any notice of redemption) will be sent to DTC. We expect DTC will forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you will timely receive any such communications.

The conversion price of the Notes is subject to periodic adjustment, including adjustments that may increase the conversion price, and the operation of these provisions may adversely affect the value of the Notes and the conversion feature.

The conversion price of the Notes will be subject to adjustment pursuant to a periodic reset mechanism. Beginning March 15, 2027, and approximately each nine-month anniversary thereafter, the conversion price may be adjusted downward if the applicable trading-price and VWAP conditions are satisfied, subject to a minimum conversion price and other limitations. In addition, on March 15, 2027, if applicable trading-price and VWAP conditions indicate that the market price of our ordinary shares has appreciated above the initial conversion price, the conversion price may be adjusted upward pursuant to the terms of the Notes.

As a result, investors cannot predict with certainty the conversion price that will apply in the future. The conversion price may differ significantly from the initial conversion price and may fluctuate over time based on the market price of our ordinary shares and the operation of the reset formula. The market value of the Notes may be adversely affected by uncertainty regarding the timing and amount of any future reset.

Unlike many convertible securities that provide only for downward adjustments in specified circumstances, the reset provision of the Notes may increase the conversion price following appreciation in the market price of our ordinary shares as of March 15, 2027. Any increase in the conversion price would reduce the number of shares issuable upon conversion of the Notes and could reduce the value of the conversion feature. Accordingly, holders may not fully participate in increases in the market value of our ordinary shares to the same extent as holders of convertible securities that do not contain similar upward reset provisions.

In addition, the downward reset feature is subject to termination upon the occurrence of specified events, including the conversion of Notes representing a specified portion of the original aggregate principal amount of the Notes or certain equity issuances by us. Following the termination of the downward reset feature, holders would no longer benefit from future downward adjustments to the conversion price even if the market price of our ordinary shares subsequently declines. As a result, the conversion value of the Notes could be adversely affected.

The reset provisions are intended to allocate between holders and us a portion of future changes in the market price of our ordinary shares. However, the operation of these provisions may not preserve the economic value of the conversion feature, may not adequately compensate holders for declines in the market price of our ordinary shares, and may limit the benefit that holders would otherwise receive from appreciation in the market price of our ordinary shares. Consequently, the value of the Notes and the ordinary shares issuable upon conversion may be adversely affected.

Holders of the Notes do not have voting rights.

The holders of the Notes do not have voting rights, except as may be required by law and as expressly provided in the Notes. This means that holders of the Notes will not be able to vote on matters submitted to our shareholders for approval, such as the election of directors, mergers, amendments to our certificate of incorporation or bylaws, or other significant corporate transactions, even though such matters may affect the value of the Notes or the ordinary shares issuable upon conversion thereof.

The sale or availability for sale of shares issuable upon conversion of the Notes may depress the price of our ordinary shares and encourage short sales by third parties, which could further depress the price of our ordinary shares.

To the extent that one or more investors in the Notes sell shares of our ordinary shares issued upon conversion of the Notes, the market price of such shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares may cause shareholders to sell their shares of our ordinary shares, which could further contribute to any decline in the price of our ordinary shares. Any downward pressure on the price of our ordinary shares caused by the sale or potential sale of such shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our ordinary shares by increasing the number of shares of our ordinary shares being sold, which could further contribute to any decline in the market price of our ordinary shares.

As an investor, you may lose all of your investment.

Investing in our securities involves a high degree of risk. As an investor, you may never recoup all, or even part, of your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Sales of a substantial number of shares of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

Sales of a substantial number of shares of our ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial amounts of our ordinary shares could adversely impact its price. We have registered shares of our ordinary shares that we have issued and may in the future issue under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to relevant vesting schedules, and applicable securities laws. In addition, we may in the future issue equity securities as consideration for various types of corporate transactions, including acquisitions, strategic partnerships and licensing transactions, which results in dilution to our existing shareholders and may result in additional sales of our ordinary shares. Sales of a substantial number of shares of our ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial amounts of our ordinary shares could adversely impact its price.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. The price per share at which we sell additional shares of ordinary shares, or securities convertible or exchangeable into shares of ordinary shares, in future transactions may be lower than the initial conversion price in this offering.

An active trading market for our ordinary shares may not be maintained.

Our ordinary shares are currently traded on the Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our ordinary shares is not maintained, it may be difficult for our shareholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Our indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the Notes.

We have incurred $125,000,000 principal amount of additional indebtedness as a result of the issuance of the Notes. We also incurred $107,000,000 principal amount of indebtedness in June 2026 as a result of the issuance of our 7.50% Senior Unsecured Convertible Notes due 2031 (the “June Notes”). Following this offering, we may incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing on acceptable terms or at all;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

●	limiting our flexibility to plan for, or react to, changes in our business;

●	diluting the interests of our existing shareholders as a result of issuing ordinary shares upon conversion of the Notes; and

●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the Notes and the June Notes, and our cash needs may increase in the future. In addition, any future indebtedness that we may incur after this offering may contain financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately due and payable in full.

You may be subject to tax if we adjust, or fail to adjust, the conversion rate of the Notes, even though you do not receive a corresponding cash or property distribution.

The conversion rate of the Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings and profits may result in a deemed distribution that is taxable to the holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes generally will not result in a deemed distribution to a holder. Certain of the possible conversion rate adjustments provided in the Notes, however, will not qualify as being pursuant to a bona fide reasonable adjustment formula. See “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders - Constructive Distributions.”

The Notes may be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Special tax rules would apply to the holders to the extent that the Notes are considered for U.S. federal tax purposes as contingent payment debt. The rules for determining whether a debt instrument is or is not a contingent payment debt instrument, as applied to instruments such as the Notes are complex and very uncertain in many respects. To the extent that the Notes were treated for U.S. federal tax purposes as being contingent payment debt instruments, the U.S. federal income tax consequences to holders of the Notes (including those arising upon sale, exchange, redemption or conversion of the Notes) could be materially impacted. See “Material U.S. Federal Income Tax Considerations – Taxation of U.S. Holders - Special Tax Rules Applicable to Contingent Payment Debt Instruments.”

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995, and are based on current expectations. These forward-looking statements are often identified by words such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or the negative of these terms or similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations.

These factors are discussed in the risk factors described in the 2025 Form 20-F, and this prospectus, as well as the “Special Note Regarding Forward-Looking Statements” section of the 2025 Form 20-F, each of which you should review carefully before placing any reliance on our financial statements or disclosures. We do not assume any obligation to update any forward-looking statements, even if our internal estimates change, except as may be required by applicable law.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus, including in the information incorporated by reference in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of June 30, 2026.

The information in this table should be read in conjunction with the financial statements and notes thereto, the information in the section titled “Item 5: Operating and Financial Review and Prospects” in our 2025 Form 20-F and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods. All securities offered by this prospectus will be sold by the Selling Securityholders for their respective accounts, and we will not receive any of the proceeds from such sales. As such, this offering will not have a material effect on our capitalization.

Cash and cash equivalents	$179,110,308
Debt:
Current borrowings	$10,221,241
Non-current borrowings	$106,344,410
Lease liabilities (including current portion)	$1,236,635
Total indebtedness	$117,802,286
Total equity	$162,646,521
Total capitalization	$280,448,807

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any securities by any Selling Securityholders.

DESCRIPTION OF NOTES

Description of Notes

We issued the notes under an indenture (the “Indenture”), dated July 17, 2026, between us and U.S. Bank Trust Company, National Association, as trustee, conversion agent, registrar and paying agent (the “Trustee”). The following is a summary of certain provisions of the notes and the Indenture and does not purport to be complete. We urge you to read the Indenture and the notes in their entirety. Capitalized terms used but not defined in this section have the meanings given to them in the Indenture.

General

The notes are our 7.50% Senior Unsecured Convertible Notes, Series B due 2031, issued in an initial aggregate principal amount of $125,000,000.00. The notes are our direct senior unsecured obligations. The notes have been issued only in registered form without coupons in minimum denominations of $1,000.00 and any integral multiple of $1,000.00 in excess thereof. The notes will mature on June 15, 2031 (the “Maturity Date”), unless earlier repurchased, redeemed or converted.

The Indenture contains certain negative covenants and restrictions on our ability to incur indebtedness that ranks senior in right of payment to the notes, as described below under the captions “Ranking” and “Consolidation, Merger and Asset Sale.”

We do not intend to list the notes on any securities exchange or include them in any automated inter-dealer quotation system.

Interest

The notes bear interest at a rate of 7.50% per annum until the Maturity Date, unless earlier purchased or converted. Interest on the notes accrue from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, the date of original issuance of such notes. Interest will be paid semi-annually in arrears on each Interest Payment Date to the persons in whose names the notes are registered at the close of business on the immediately preceding Regular Record Date. Interest on the notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

Method of Payment of Interest

Other than in connection with a conversion pursuant to the Indenture, we shall pay all interest due on the notes in cash on the then outstanding principal amount of the notes. Notwithstanding the foregoing, at our election, all interest due on the notes on any Interest Payment Date may be paid in ordinary shares rather than cash (“Stock Interest”). We shall provide holders, the Trustee and the Conversion Agent written notice of our election to issue Stock Interest in lieu of cash interest with respect to any Interest Payment Date no later than 30 days prior to the applicable Interest Payment Date. On any Interest Payment Date on which Stock Interest shall be paid in lieu of cash interest, we shall issue to each holder a number of ordinary shares, rounded down to the nearest whole share, equal to (a) the dollar amount of cash interest payable to such holder on such Interest Payment Date divided by (b) (i) 90% multiplied by (ii) the greater of (I) the average Daily VWAP for the five consecutive VWAP Trading Days ending on the VWAP Trading Day that is three (3) VWAP Trading Days immediately preceding the applicable Interest Payment Date and (II) the Reset Floor. In the event that (A) 90% multiplied by the average Daily VWAP for the five consecutive VWAP Trading Days ending on the VWAP Trading Day that is three (3) VWAP Trading Days immediately preceding the applicable Interest Payment Date, multiplied by the number of ordinary shares issued pursuant to the foregoing sentence, is less than (B) the dollar amount of cash interest payable to such holder on such Interest Payment Date, then we shall make a cash interest payment equal to such difference. We may only pay Stock Interest if such Stock Interest is registered with the Commission for immediate resale on an appropriate registration statement.

Ranking

The notes constitute direct senior unsecured obligations of the Company and will rank equally in right of payment with all of our existing and future senior, unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Indenture prohibits us from incurring indebtedness that ranks senior in right of payment to the notes without the prior written consent of the Required Holders; provided, however, that (i) we may incur indebtedness that ranks pari passu with or subordinate in right of payment to the notes and (ii) nothing in the Indenture restricts or prohibits any of our subsidiaries from creating, incurring, issuing, assuming, guaranteeing or otherwise becoming liable for any indebtedness (including, without limitation, secured project financing or other indebtedness incurred at the subsidiary level in the ordinary course of such subsidiary’s business). For the avoidance of doubt, the holders of the notes rank pari passu in right of payment with all other holders of unsecured, unsubordinated indebtedness of us.

Redemption at Our Election

We may not redeem the notes at our option at any time before June 15, 2029. On or after such date and on or before the 20th VWAP Trading Day immediately before the Maturity Date, we have the right, at our election, to redeem all, or any portion of, the notes, at any time and from time to time, for cash, but only if (i) (A) we would settle any conversion of the notes on the date of the notice of redemption in cash (based on the closing price of the ordinary shares on the date of such notice of redemption) or (B) ordinary shares issuable upon conversion of the notes on such date would be freely tradable and (ii) the Daily VWAP for at least 20 VWAP Trading Days (whether or not consecutive) out of 30 consecutive VWAP Trading Days ending on, and including the VWAP Trading Day immediately before the applicable notice of redemption, exceeds 150% of the Conversion Price then in effect. The redemption price for any such redemption shall be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable redemption date. Notwithstanding the foregoing, any holder that elects to convert its notes following delivery of a Redemption Notice and prior to the applicable redemption date shall be entitled to receive, in respect of such conversion, a Conversion Rate equal to the greater of (i) the As-Adjusted Coupon Make-Whole Conversion Rate and (ii) the As-Adjusted Table Make-Whole Conversion Rate, in each case determined as if the redemption constituted a Make-Whole Fundamental Change with a Make-Whole Fundamental Change Effective Date equal to the date of the Redemption Notice and a Stock Price equal to the Closing Sale Price of our ordinary shares on the Trading Day immediately preceding the date of the Redemption Notice, and the provisions under the caption “Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change”(including clause (c) thereof) shall apply mutatis mutandis to any such conversion.

At least 10 days prior to the redemption date but not more than 65 days before the redemption date, we will notify the Registrar, the Trustee and the relevant Paying Agent in writing of the redemption date, the principal amount of the notes to be redeemed and any conditions precedent to such redemption. If any notice of redemption is subject to one or more conditions precedent, any such redemption may be rescinded in whole and not in part at any time prior to the close of business on the business day prior to the redemption date if we deliver an officer’s certificate to the Trustee and the holders describing the failure of the condition in reasonable detail and rescinding the redemption. We may not redeem any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the redemption date.

Purchase of Notes; Cancellation

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other cash-settled derivatives) to be surrendered to the Trustee for cancellation. For the avoidance of doubt, any such notes purchased by us will be retired and no longer Outstanding under the Indenture.

Conversion Rights

Right to Convert

Holders have the right, at such holder’s option, to convert their notes (or any portion of a note such that the principal amount of the notes not converted equals $1,000.00 or an integral multiple of $1,000.00), at any time until the close of business on the second business day immediately preceding the Maturity Date, into ordinary shares (together with cash in lieu of any fractional share), based on an initial Conversion Rate of 39.2425 shares per $1,000 of the sum of the principal amount of notes plus accrued and unpaid interest on such notes to, but excluding, the Conversion Date (which represents an initial Conversion Price of approximately $25.4826 per share). The Conversion Rate is subject to adjustment as described below. In no event will the Conversion Rate exceed 125.0000 ordinary shares per $1,000 of the sum of the principal amount of notes plus accrued and unpaid interest, and in no event will the Conversion Price be less than $8.00 per share (subject to equitable adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ordinary shares); provided, however, that the foregoing maximum Conversion Rate shall not apply to or limit the number of Additional Shares deliverable pursuant to the make-whole fundamental change provisions of the Indenture or the number of additional ordinary shares deliverable pursuant to the interest make-whole conversion rate adjustment provisions of the Indenture, and any such Additional Shares or additional shares in excess of the maximum Conversion Rate shall be delivered to the converting holder as additional consideration in connection with the applicable conversion.

Treatment of Interest Upon Conversion

Our delivery of ordinary shares upon conversion (plus cash in lieu of any fractional share) will be deemed to fully satisfy and discharge our obligation to pay the principal of, and accrued and unpaid interest, if any, on, such note to, but excluding, the Conversion Date. Any accrued and unpaid interest with respect to a converted note paid with ordinary shares (and cash in lieu of fractional shares) will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the foregoing, if the Conversion Date of a note is after a Regular Record Date and before the next Interest Payment Date, then: (i) the holder of such note at the close of business on such Regular Record Date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such Interest Payment Date, the unpaid interest that would have accrued on such note to, but excluding, such Interest Payment Date; and (ii) the holder surrendering such note for conversion must deliver to the Conversion Agent, at the time of such surrender, an amount of cash equal to the amount of such interest, except that such holder need not deliver such cash if (v) such Conversion Date occurs after the Regular Record Date immediately before the Maturity Date; (w) we have specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or before the business day immediately after such Interest Payment Date; (x) if we have issued a Redemption Notice specifying a redemption date that is after a Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; (y) to the extent of any Additional Interest, overdue interest or interest that has accrued on any overdue interest; or (z) in connection with an interest make-whole conversion rate adjustment upon certain conversions as described in the Indenture.

Restricted Ownership Percentage

Notwithstanding the foregoing, we will not effect any conversion of a note to the extent that, after giving effect to such conversion, the holder, together with such holder’s affiliates and any persons acting as a group together with such holder or any of such holder’s affiliates (any such person other than the holder, an “Additional Restricted Ownership Person”), would beneficially own in excess of the “Restricted Ownership Percentage.” The Restricted Ownership Percentage for each holder will initially be 4.99% of the number of ordinary shares outstanding immediately after giving effect to the issuance of ordinary shares issuable upon conversion of notes held by the applicable holder. A holder may (i) increase the Restricted Ownership Percentage upon not less than 61 days’ prior written notice to us, or (ii) decrease the Restricted Ownership Percentage effective immediately upon written notice to us; provided, however, that (x) no holder shall be entitled to effect any increase in the Restricted Ownership Percentage applicable to its notes if such holder or any Additional Restricted Ownership Person has acquired beneficial ownership of notes or any of our other securities subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph with the purpose or effect of changing or influencing the control of us and (y) (A) in the event the Restricted Ownership Percentage in effect is 4.99%, it shall in no event exceed 9.99%; and (B) in the event the Restricted Ownership Percentage in effect is 9.99%, it shall in no event exceed 19.99%. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such holder.

Conversion Procedures

To convert a beneficial interest in a global note, the owner of the beneficial interest must comply with the applicable procedures of the Depositary. To convert all or a portion of a physical note, the holder must: (i) complete, manually sign and deliver a Conversion Notice to the Conversion Agent; (ii) deliver such note to the Conversion Agent; (iii) furnish any endorsements and transfer documents required; (iv) if applicable, pay any interest payable on the next Interest Payment Date as described above; and (v) if applicable, pay any documentary or other taxes. We will pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of any ordinary shares upon conversion, except that if any tax is due because the converting holder requests those shares to be registered in a name other than such holder’s name, then such holder must pay such tax. The date on which the holder satisfies all applicable requirements is the “Conversion Date.”

Settlement Upon Conversion

Upon conversion of any note, we will deliver to the holder, in full satisfaction of our conversion obligation, in respect of each $1,000 of the sum of the principal amount of notes plus accrued and unpaid interest on such notes to, but excluding, the Conversion Date being converted, a number of ordinary shares equal to the applicable Conversion Rate, together with cash in lieu of any fractional share. We will not issue fractional shares; instead, we will pay cash equal to the product of such fraction and the Daily VWAP on the relevant Conversion Date. The ordinary shares in respect of any conversion of notes (the “Settlement Amount”) shall be computed as follows: we shall deliver to the holder of the notes so converting, in respect of each $1,000 of the sum of the principal amount of its notes, a number of ordinary shares equal to the applicable Conversion Rate, together with cash in lieu of any fractional shares. We will pay or deliver the Settlement Amount on the second Trading Day immediately following the relevant Conversion Date; provided that if our ordinary shares has been replaced by Reference Property consisting solely of cash prior to the Conversion Date, we will pay the conversion consideration on the third Trading Day immediately following the related Conversion Date. If physical settlement of the Settlement Amount is not practicable due to a Market Disruption Event or VWAP Market Disruption Event continuing for more than five consecutive Scheduled Trading Days, any applicable law or regulation prohibiting issuance, or the unavailability of sufficient authorized but unissued shares, we shall pay cash equal to the Conversion Value as of the Conversion Date.

Conversion Rate Adjustments

The Conversion Rate will be adjusted for the events described below, except that no adjustment will be made if each holder participates in such transaction or event, without conversion of the notes, on the same terms and at the same time as a holder of a number of ordinary shares equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the Conversion Rate would participate.

(a) If we issue solely ordinary shares as a dividend or distribution on all or substantially all ordinary shares, or if we subdivide or combines the ordinary shares, the Conversion Rate will be adjusted based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately prior to the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR0	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately after the Open of Business on the effective date of such share split or combination, as applicable;

OS	=	the number of ordinary shares outstanding immediately prior to the Open of Business on such Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable; and

OS0	=	the number of ordinary shares outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of ordinary shares, as the case may be.

Any adjustment made under this clause (a) will become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution (regardless of whether the dividend or distribution date is scheduled to occur after the Maturity Date), or immediately after the Open of Business on the effective date of such subdivision or combination of ordinary shares, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of ordinary shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days from the announcement date for such distribution, to subscribe for or purchase ordinary shares, at a price per share less than the average of the Closing Sale Prices of the ordinary shares for the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate will be increased based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

OS0	=	the number of ordinary shares outstanding immediately prior to the Open of Business on such Ex-Dividend Date for such distribution;

X	=	the total number of ordinary shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of ordinary shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of the ordinary shares over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution.

Any increase made under this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution, regardless of whether the distribution date is scheduled to occur after the Maturity Date. To the extent that such rights, options or warrants expire prior to the Maturity Date and ordinary shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of ordinary shares actually delivered. If such rights, options or warrants were scheduled to be distributed prior to the Maturity Date and are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this clause (b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase ordinary shares at a price that is less than the average of the Closing Sale Prices of the ordinary shares for each Trading Day in the applicable 10 consecutive Trading-Day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors or a duly authorized committee thereof.

(c) If an Ex-Dividend Date occurs for a distribution (the “Relevant Distribution”) of shares of our Capital Stock, evidences of our indebtedness or other assets or property of our or rights, options or warrants to acquire our Capital Stock or other securities, to all or substantially all holders of ordinary shares (excluding (i) dividends or distributions and rights, options or warrants as to which an equitable adjustment was effected under clause (a) or (b) above; (ii) dividends or distributions paid exclusively in cash; and (iii) Spin-Offs, then the Conversion Rate will be increased based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date for such distribution;

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the ordinary shares over the 10 consecutive Trading Day-period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) of the shares of Capital Stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding ordinary share as of the Open of Business on the Ex-Dividend Date for such distribution.

Any increase made under the above portion of this clause (c) will become effective immediately after the Open of Business on the Ex-Dividend Date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if such distribution is scheduled to be paid or made prior to the Maturity Date and is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 of the sum of the principal amount thereof plus accrued and unpaid interest on such note, at the same time and upon the same terms as holders of the ordinary shares, without having to convert its notes, the amount and kind of the Relevant Distribution that such holder would have received if such holder owned a number of ordinary shares equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.

With respect to an adjustment pursuant to this clause (c) where there has been an Ex-Dividend Date for a dividend or other distribution on the ordinary shares of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the ordinary shares applicable to one share of the ordinary shares over the first 10 consecutive Trading-Day period commencing on, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of ordinary shares over the Valuation Period.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (c) will be determined on the last day of the Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off. In respect of any conversion during the Valuation Period for any Spin-Off, references within this clause (c) related to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date.

For purposes of the second adjustment formula set forth in this clause (c), (i) the Closing Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Closing Sale Price of the ordinary shares in the definition of “Closing Sale Price” as set forth in the Indenture, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the ordinary shares, and (iii) whether a day is a Trading Day to be included in a Valuation Period will be determined based on whether a day is a Trading Day for both the ordinary shares and such Capital Stock or similar equity interest.

Subject to clause (g) below, for the purposes of this clause (c), rights, options or warrants distributed to all or substantially all holders of the ordinary shares entitling them to acquire our Capital Stock or other securities, (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such ordinary shares; (2) are not exercisable; and (3) are also issued in respect of future issuances of ordinary shares (including, for the avoidance of doubt, upon settlement of conversions of notes), shall be deemed not to have been distributed for purposes of this clause (c) (and no adjustment to the Conversion Rate under this clause (c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this clause (c). If any such rights, options or warrants, distributed prior to the Issue Date are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this clause (c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of ordinary shares with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of ordinary shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

For purposes of clauses (a) through (c), if any dividend or distribution to which this clause (c) applies includes one or both of:

(A)	a dividend or distribution of shares of ordinary shares to which clause (a) above also applies (the “Clause A Distribution”); or

(B)	an issuance of rights, options or warrants entitling holders of the ordinary shares to subscribe for or purchase ordinary shares to which clause (b) above also applies (the “Clause B Distribution”), then (i) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a distribution to which this clause (c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required to be made under this clause (c) with respect to such Clause C Distribution shall be made, (ii) the Clause B Distribution, if any, shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by clause (b) above with respect thereto shall then be made, except that, if determined by us, (A) the “Ex-Dividend Date” of the Clause B Distribution and the Clause A Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (B) any ordinary shares included in the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of clause (b) above, and (iii) the Clause A Distribution, if any, shall be deemed to immediately follow the Clause C Distribution or the Clause B Distribution, as the case may be, except that, if determined by us, (A) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution, if any, shall be deemed to be the Ex-Dividend Date of the Clause C Distribution, and (B) any ordinary shares included in the Clause A Distribution shall not be deemed to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or such effective date” within the meaning of clause (a) above.

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all, or substantially all, holders of the outstanding ordinary shares (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the Conversion Rate will be increased based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Closing Sale Price of the ordinary shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share that we pay or distributes to substantially all holders of the ordinary shares.

Any increase made under this clause (d) shall become effective immediately after the Open of Business on the Ex-Dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate. However, if any dividend or distribution described in this clause (d) is scheduled to be paid or made prior to the Maturity Date but is not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 of the sum of the principal amount of notes plus accrued and unpaid interest on such notes, at the same time and upon the same terms as holders of shares of the ordinary shares, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of ordinary shares equal to the applicable Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If we or any of our Subsidiaries makes a payment in respect of a tender or exchange offer for the ordinary shares, and if the cash and value of any other consideration included in the payment per ordinary share exceeds the average of the Closing Sale Prices of the ordinary shares over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), the Conversion Rate will be increased based on the following formula:

where,

CR	=	the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Offer Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors or a duly authorized committee thereof) paid or payable for ordinary shares purchased in such tender or exchange offer;

OS0	=	the number of ordinary shares outstanding immediately prior to the time (the “Offer Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS	=	the number of ordinary shares outstanding immediately after the Offer Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Closing Sale Prices of the ordinary shares over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date.

The adjustment to the Conversion Rate under the preceding paragraph of this clause (e) will be determined at the Close of Business on the tenth Trading Day immediately following, but excluding, the Offer Expiration Date but will be given effect at the Open of Business on the Trading Day next succeeding the Offer Expiration Date. In respect of any conversion during the 10 Trading Days commencing on the Trading Day next succeeding the Offer Expiration Date, references within this clause (e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Offer Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula will result in a decrease of the Conversion Rate.

(f) Conversion Price Reset.

On each of March 15, 2027, December 31, 2027, September 30, 2028, June 30, 2029, March 15, 2030, and December 31, 2030 (each, a “Reset Date”), if the average of the Daily VWAPs for the five consecutive VWAP Trading Days prior to such Reset Date (the “Average Price”) is less than the Conversion Price then in effect (the “Pre-Reset Conversion Price”), then effective as of the Reset Date the Conversion Price shall be reset to equal the greater of the Average Price and the Reset Floor. This downward reset provision shall terminate automatically upon the earlier to occur of (x) the later to occur of (i) March 15, 2027 and (ii) conversion of at least 50% of the aggregate principal amount of the notes issued pursuant to the Indenture, or (y) our issuance of ordinary shares at a gross price per share higher than the then-effective Conversion Price in which we generate gross proceeds of at least the sum of (a) $80,250,000 and (b) 75% of the aggregate principal amount of the notes issued pursuant to the Indenture. Notwithstanding anything to the contrary in the Indenture, in no event shall the Conversion Price be reduced below the Reset Floor (subject to equitable adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ordinary shares), irrespective of the number or magnitude of Reset Events or any other adjustments pursuant to the Indenture.

On March 15, 2027 (the “Upward Reset Date”), if the average of the Daily VWAPs for the five consecutive VWAP Trading Days prior to the Upward Reset Date (the “Upward Average Price”) is greater than the Pre-Reset Conversion Price, then effective as of the Upward Reset Date the Conversion Price shall be reset to equal the lower of (a) 125% multiplied by the Pre-Reset Conversion Price and (b) (i) the Pre-Reset Conversion Price plus (ii) 83% multiplied by (x) the Upward Average Price minus (y) the Pre-Reset Conversion Price; provided, however, that this upward reset shall not apply if we have delivered a Redemption Notice prior to the Upward Reset Date.

(g) Special Settlement Provisions. The Indenture provides that notwithstanding anything to the contrary therein, if a note is converted and:

(i)	any distribution, transaction or event described in clauses (a) through (f) has not yet resulted in an adjustment to the Conversion Rate on such VWAP Trading Day; and

(ii)	the ordinary shares deliverable in respect of such VWAP Trading Day are not entitled to participate in the relevant distribution or transaction (because such ordinary shares were not held on a related Record Date or otherwise), then we will adjust the number of ordinary shares delivered in respect of the relevant VWAP Trading Day to reflect the relevant distribution or transaction.

If a note is converted and:

(i)	any distribution or transaction described in clauses (a) through (f) has not yet resulted in an adjustment to the Conversion Rate on a given Conversion Date; and

(ii)	the ordinary shares deliverable on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because such ordinary shares were not held on a related Record Date or otherwise), then we will adjust the number of ordinary shares delivered in respect of the relevant conversion to reflect the relevant distribution or transaction.

Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a holder of notes that has converted on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of ordinary shares as of the related Conversion Date pursuant to the provisions under the caption “Settlement Upon Conversion” based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for the holder of such converting notes. Instead, such holder will be treated as if such holder were the record owner of the ordinary shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(h) Poison Pill. If a note is converted, to the extent that we have a rights plan in effect on the Conversion Date applicable to such note, the holder of such converting note will receive, in addition to any ordinary shares otherwise received in connection with such conversion on such Conversion Date or such VWAP Trading Day, as the case may be, the rights under the rights plan, unless prior to such Conversion Date or such VWAP Trading Day, as the case may be, the rights have separated from the ordinary shares, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if we distributed to all holders of the ordinary shares, Distributed Property as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Deferral of Adjustments. The Indenture provides that notwithstanding anything to the contrary therein, we are not required to adjust the Conversion Rate unless such adjustment would result in a change of at least one percent; provided, however, that we shall carry forward any adjustments that are less than one percent of the Conversion Rate and make such carried forward adjustments (i) when the cumulative net effect of all adjustments not yet made will result in a change of at least one percent of the Conversion Rate or (ii) regardless of whether the aggregate adjustment is less than one percent, (1) upon any offer to purchase the notes following a Fundamental Change, (2) upon any conversion of notes and (3) on the Effective Date for any Fundamental Change.

(j) Limitation on Adjustments. Except as stated in this “Conversion Rate Adjustments,” we will not adjust the Conversion Rate for the issuance of ordinary shares or any securities convertible into or exchangeable for ordinary shares or the right to purchase ordinary shares or such convertible or exchangeable securities. If, however, the application of the formulas in clauses (a) through (e) would result in a decrease in the Conversion Rate, then, except to the extent of any readjustment to the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination). Notwithstanding anything to the contrary, under no circumstance will any adjustment, or the application of any formula, set forth in this “Conversion Rate Adjustments” increase the Conversion Rate above the maximum Conversion Rate provided in the definition of Conversion Rate.

(k) Notwithstanding anything to the contrary in this Article 3, the application of adjustments to the Conversion Rate and the Conversion Price shall be governed by the following order of operations: (i) first, any applicable Anti-Dilution Adjustments shall be applied; (ii) second, any applicable Conversion Price resets pursuant to clause (f) above shall be applied (taking into account the Conversion Price as adjusted pursuant to clause (i)); (iii) third, any applicable Make-Whole Amounts pursuant to the provisions under the caption “Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” below shall be applied (taking into account the Conversion Rate as adjusted pursuant to clauses (i) and (ii)); and (iv) fourth, any applicable make whole pursuant to “Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions” shall be applied (taking into account the Conversion Rate as adjusted pursuant to clauses (i), (ii) and (iii)). In the event that both an Anti-Dilution Adjustment and a Conversion Price reset pursuant to clause (f) above are applicable during the same observation period, the Conversion Price shall be determined by first applying the Anti-Dilution Adjustment and then the Conversion Price reset, and in no event shall any adjustment be applied more than once to the same price movement or event giving rise to such adjustment.

For purposes of this “Conversion Rate Adjustments,” the number of ordinary shares at any time outstanding shall not include shares held in our treasury so long as we do not pay any dividend or make any distribution on ordinary shares held in our treasury, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of ordinary shares.

We are not required to adjust the Conversion Rate except as described above under this “Conversion Rate Adjustments” or below under the caption “Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” or “Interest Make-Whole Conversion Rate Adjustment.” We are not required to adjust the Conversion Rate on account of: the sale of ordinary shares for a purchase price less than the market price or less than the Conversion Price; the issuance of shares pursuant to dividend reinvestment plans; the issuance of shares or options pursuant to employee, director or consultant benefit plans; the issuance of shares pursuant to options, warrants or convertible securities outstanding as of the Issue Date; solely a change in the par value of our ordinary shares; or accrued and unpaid interest on the notes.

Notice of Conversion Rate Adjustments

Whenever the Conversion Rate is adjusted, we will promptly file with the Trustee and any Conversion Agent an officer’s certificate setting forth the Conversion Rate after such adjustment and the facts requiring such adjustment. We will also issue a press release and deliver written notice to each holder stating the adjusted Conversion Rate and the effective date of such adjustment. Failure to issue such press release or deliver such notice shall not affect the legality, effectiveness or validity of any such adjustment and shall not be an Event of Default under the Indenture.

Voluntary Conversion Rate Increases

To the extent permitted by law and applicable Exchange rules, we may (but are not required to) increase the Conversion Rate by any amount if our board of directors determines that such increase is in our best interest or is advisable to avoid or diminish any income tax imposed on holders of our ordinary shares, provided that such increase is irrevocable for a period of at least 20 Business Days and we give at least 15 days’ prior notice to holders.

Order of Operations for Adjustments; Deferral Exception

The application of adjustments to the Conversion Rate and the Conversion Price shall be governed by the following order of operations: (i) first, any applicable Anti-Dilution Adjustments shall be applied; (ii) second, any applicable Conversion Price Resets pursuant to clause (f) under the caption “Conversion Rate Adjustments” above shall be applied; and (iii) third, any applicable Make-Whole Amounts pursuant to the provisions under the caption “Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” above shall be applied. We are not be required to adjust the Conversion Rate unless such adjustment would result in a change of at least one percent; provided, however, that we shall carry forward any adjustments that are less than one percent and make such carried forward adjustments (i) when the cumulative net effect of all adjustments not yet made will result in a change of at least one percent, (ii) upon any offer to purchase the notes following a Fundamental Change, (iii) upon any conversion of notes, or (iv) on the effective date for any Fundamental Change.

Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change

(a) Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the Conversion of a note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this “Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” the Conversion Rate applicable to such conversion will equal the greater of (i) the As-Adjusted Coupon Make-Whole Conversion Rate and (ii) the As-Adjusted Table Make-Whole Conversion Rate, which As-Adjusted Table Make-Whole Conversion Rate shall be calculated by reference to the number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Make Whole Fundamental Change Effective Date	$21.78	$26.136	$30.492	$34.848	$39.204	$43.56	$65.34	$87.12	$108.9	$130.68
6/5/2026	10.5955	8.2844	6.7001	5.5553	4.6939	4.0253	2.1501	1.3068	0.8427	0.5563
6/15/2027	10.5955	8.2844	6.7001	5.518	4.6266	3.9415	2.0618	1.2402	0.7955	0.5238
6/15/2028	10.5955	8.2844	6.6273	5.3587	4.433	3.7342	1.8846	1.1154	0.7101	0.466
6/15/2029	10.5955	8.2243	6.2275	4.8806	3.9315	3.2378	1.5266	0.8806	0.5561	0.3646
6/15/2030	10.5955	7.3489	5.0833	3.6765	2.766	2.1538	0.8822	0.4974	0.3179	0.2129
6/15/2031	10.5955	2.9431	0	0	0	0	0	0	0	0

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i)	if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

(ii)	if the Stock Price is greater than $130.68 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to clause (b) below) or less than $21.78 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Indenture or the notes, in no event will the Conversion Rate be increased to an amount that exceeds 125.0000 ordinary shares per $1,000 of the sum of the principal amount of notes plus all accrued and unpaid interest on such notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to the provisions under the caption “Conversion Rate Adjustments” above; provided, however, that (x) to the extent the As-Adjusted Coupon Make-Whole Conversion Rate or the As-Adjusted Table Make-Whole Conversion Rate that would otherwise be applicable pursuant to this “Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change” would cause the Conversion Rate to exceed such maximum, we shall nonetheless deliver such excess ordinary shares to the converting holder as additional consideration outside of the Conversion Rate in connection with the applicable conversion (or, if we are unable to deliver such excess shares in the form of registered ordinary shares, pay cash in lieu thereof in accordance with the provisions of clause (d) below) and (y) the foregoing maximum Conversion Rate shall not limit the number of additional ordinary shares deliverable pursuant to “Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions,” and any such additional shares in excess of the maximum Conversion Rate shall be delivered to the converting holder as additional consideration in connection with the applicable conversion.

(b) Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in clause (a) above will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of the provisions under the caption “Conversion Rate Adjustments” above (which amount, in the event of an adjustment to the Conversion Rate pursuant to clause (f) under the caption “Conversion Rate Adjustments” above, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate immediately after such adjustment). The numbers of Additional Shares in the table set forth in clause (a) above will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to the provisions under the caption “Conversion Rate Adjustments” above (which amount, in the event of an adjustment to the Conversion Rate pursuant to clause (f) under the caption “Conversion Rate Adjustments” above, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the Conversion Rate immediately after such adjustment and the denominator of which is the Conversion Rate immediately prior to such adjustment).

(c) Notice of the Occurrence of a Make-Whole Fundamental Change. We will notify the holders, the Trustee and the Conversion Agent (if other than the Trustee) of each Make-Whole Fundamental Change.

(d) Notwithstanding anything to the contrary in this “Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change” or elsewhere in this Indenture, if, at the time of any conversion during a Make-Whole Fundamental Change Conversion Period, we are unable to deliver ordinary shares in respect of the Additional Shares because (i) such shares are not registered for resale under an effective registration statement filed with the Commission, (ii) such delivery is prohibited or restricted by applicable law, regulation, order or directive of any Governmental Authority, or (iii) we do not have a sufficient number of authorized but unissued and unreserved ordinary shares available for delivery, then, in lieu of delivering such ordinary shares in respect of the Additional Shares (or the portion thereof that we are unable to deliver), we shall pay to the converting holder, on the third Business Day following the applicable Conversion Date, cash in an amount equal to the product of (x) the number of ordinary shares comprising the Additional Shares (or such undeliverable portion thereof) and (y) the Closing Sale Price of the ordinary shares on the Conversion Date (or, if the Conversion Date is not a VWAP Trading Day, on the immediately preceding VWAP Trading Day). For the avoidance of doubt, any failure by us to pay or deliver, as applicable, the full Settlement Amount (including any Additional Shares or cash in lieu thereof pursuant to this paragraph) within the time periods specified in the Indenture shall constitute an Event of Default. We shall promptly notify the Trustee and the Conversion Agent (if other than the Trustee) in writing if it determines that it will be unable to deliver ordinary shares in respect of any Additional Shares and will instead be required to make a cash payment pursuant to this paragraph.

Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions

Subject to the provisions in clauses (a) through (c) under the caption “Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change” above for conversions in connection with a Make-Whole Fundamental Change, which, for the avoidance of doubt, operate independently from this paragraph, if a holder delivers its notes for conversion at any time after March 15, 2027 and prior to the close of business on the Business Day immediately preceding March 15, 2029, then the Conversion Rate then in effect (after giving effect to any concurrent Conversion Rate on a Reset Date) per $1,000 principal amount of notes to be converted will be increased such that such holder shall be entitled to receive, solely for purposes of such conversion, a number of additional ordinary shares, if any, equal to the quotient obtained by dividing (a) the amount of interest that would have accrued on the principal amount on such notes to be converted had such notes remained outstanding from the Conversion Date to, and including March 15, 2029, by (b) the greater of (I) the average Daily VWAP for the five consecutive VWAP Trading Days beginning on, and including, the sixth VWAP Trading Day immediately preceding the Conversion Date and (II) the Reset Floor. In the event that (I) the number of shares delivered pursuant to the foregoing sentence is less than (II) the number of shares that would have been delivered had the Conversion Rate then in effect per $1,000 principal amount of notes to be converted been increased such that such holder would have been entitled to receive, solely for purposes of such conversion, a number of additional ordinary shares, if any, equal to the quotient obtained by dividing (a) the amount of interest that would have accrued on the principal amount on such notes to be converted had such notes remained outstanding from the Conversion Date to, and including March 15, 2029, by (b) the average Daily VWAP for the five consecutive VWAP Trading Days beginning on, and including, the sixth VWAP Trading Day immediately preceding the Conversion Date, then we shall make a cash interest payment equal to such difference multiplied by the average Daily VWAP for the five consecutive VWAP Trading Days beginning on, and including, the sixth VWAP Trading Day immediately preceding the Conversion Date. For the avoidance of doubt, any increase to the Conversion Rate in connection with a conversion pursuant to this paragraph will only be applicable for purposes of the conversion of such notes and will not be applicable for any other calculation or purposes. Notwithstanding anything to the contrary, any increase to the Conversion Rate in connection with a conversion pursuant to this paragraph shall only be payable in ordinary shares pursuant to the terms of the Indenture.

Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale

If there occurs any recapitalization, reclassification or change of our ordinary shares, consolidation, merger, combination, binding share exchange or similar transaction involving us, sale, assignment, conveyance, transfer, lease or other disposition to a third party of the consolidated property and assets of us and our subsidiaries as an entirety or substantially as an entirety, or a liquidation or dissolution of us, and, in each case, as a result of which our ordinary shares would be converted into, or exchanged for, ordinary shares, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of such Merger Event, holders of each $1,000 principal amount of notes shall be entitled thereafter to convert such notes plus accrued and unpaid interest on such notes into the kind and amount of reference property that a holder of a number of shares of our ordinary shares equal to the Conversion Rate in effect immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event. Prior to or at the effective time of any Merger Event, we or the successor or purchasing person shall execute with the Trustee a supplemental indenture providing for such change in the right to convert. If the consideration paid to holders of our ordinary shares in any Merger Event is comprised entirely of cash, then, for any conversion of notes following such Merger Event, the consideration due upon conversion shall be solely in cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per share of our ordinary shares in such Merger Event, payable on the third Business Day following the applicable Conversion Date.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a Fundamental Change occurs at any time prior to the Maturity Date, each holder will have the right to require us to repurchase for cash all of such holder’s notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on a date (the “Fundamental Change Repurchase Date”) specified by us that is not less than 20 nor more than 35 calendar days following the date of the related Fundamental Change Company Notice. The repurchase price (the “Fundamental Change Repurchase Price”) will be 100% of the principal amount of such note plus accrued and unpaid interest on such note to, but not including, the Fundamental Change Repurchase Date; provided that if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of notes to be purchased, and the full amount of accrued and unpaid interest shall instead be paid to holders of record as of such Regular Record Date. We may not repurchase any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date.

On or before the 20th calendar day after the occurrence of a Fundamental Change, we will provide to all holders of notes, the Trustee, the Conversion Agent and the Paying Agent a written notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right arising as a result thereof. Each Fundamental Change Company Notice shall specify the events causing the Fundamental Change, the effective date of the Fundamental Change, the last date on which a holder may exercise the repurchase right, the Fundamental Change Repurchase Price, the Fundamental Change Repurchase Date, the name and address of the Paying Agent and Conversion Agent, the Conversion Rate and any adjustments thereto, the procedures that holders must follow, and the CUSIP numbers of the notes. Simultaneously with providing such notice, we will issue a press release, disclose the information in a current report on Form 6-K or post such information on our website.

To exercise the Fundamental Change Repurchase Right, the holder must deliver a duly completed Fundamental Change Repurchase Notice in compliance with the applicable procedures of the Depositary (for global notes) or in the form attached to the Indenture (for physical notes), in each case on or before the close of business on the business day immediately preceding the Fundamental Change Repurchase Date, and must also deliver the notes to the Paying Agent on or before such date. A holder that has delivered a Fundamental Change Repurchase Notice may withdraw that notice (in whole or in part) by means of a written notice of withdrawal delivered to the applicable Paying Agent at any time prior to the close of business on the business day immediately preceding the Fundamental Change Repurchase Date.

Consolidation, Merger and Asset Sale

We will not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another person (a “Business Combination Event”), unless: (i) the resulting, surviving transferee or successor person (the “Successor Company”), if not us, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and, at or before the effective time of such Business Combination Event, the Successor Company expressly assumes, by supplemental indenture, joinder, amendment or otherwise, all of our obligations under the notes, the Indenture and the other Indenture Documents; and (ii) immediately after giving effect to such Business Combination Event, no Default or Event of Default shall have occurred and be continuing. Upon any such Business Combination Event, the Successor Company (if not us) shall succeed to, and may exercise every right and power of ours under the Indenture.

Events of Default

Each of the following events shall be an “Event of Default”:

(1)	a default in the payment when due of the principal of, or any premium on, any note;

(2)	our failure to comply with our obligations to pay or deliver the Settlement Amount owing upon conversion of any note within five calendar days;

(3)	a default in the payment of any interest on any note when due, and such failure continues for a period of 30 days;

(4)	our material failure to comply with any of our material obligations under the Purchase Agreement and such failure continues for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(5)	our failure to issue a Fundamental Change Company Notice in accordance with the Indenture or notice in accordance with the conversion provisions of the Indenture;

(6)	our failure to perform any other covenant required by us in the Indenture and such failure continues for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(7)	any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries that is a Significant Subsidiary, in an outstanding principal amount in excess of $5 million, is not paid at final maturity or is accelerated, unless, in the case of this clause (7), such indebtedness is discharged or the acceleration is cured, waived or rescinded within 30 days of the date on which such indebtedness was accelerated or was declared due and payable;

(8)	our failure, or the failure of any of our Significant Subsidiaries, to pay one or more final and non-appealable judgments, the aggregate uninsured or unbonded portion of which is in excess of $5 million, that are not paid, discharged or stayed within 60 days; and

(9)	certain events of bankruptcy, insolvency and reorganization with respect to us or any of our Significant Subsidiaries.

Acceleration

If an Event of Default (other than an Event of Default specified in the bankruptcy/insolvency clauses above with respect to us) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes then outstanding to be due and payable immediately. If an Event of Default specified in the bankruptcy/insolvency clauses above with respect to us occurs, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all notes shall automatically become immediately due and payable. The Required Holders may waive all Defaults and Events of Default (except for defaults in payment of principal, interest or Settlement Amounts, or defaults requiring each holder’s consent) and rescind and annul the declaration of acceleration resulting from such Defaults or Events of Default.

The Required Holders, by written notice to us and to the Trustee, may waive any Default or Event of Default (except for any Default or Event of Default arising from (a) our failure to pay principal of, or any interest on, any notes, (b) our failure to pay or deliver the Settlement Amounts due upon conversion of any note within the applicable time period, or (c) our failure to comply with any provision of the Indenture the modification of which would require the consent of the holder of each outstanding note affected) and rescind any acceleration resulting from such Default or Event of Default and its consequences.

Notice of Defaults

If a Default occurs and is continuing and is actually known to a responsible officer of the Trustee, the Trustee must send notice of such Default to each holder within 90 days after such Event of Default has occurred or after a responsible officer obtains actual knowledge. Except in the case of a Default in the payment of the principal of, premium, if any, or interest on any note or of a Default in the payment or delivery of the Settlement Amounts due upon conversion of any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders. We are required to deliver to the Trustee (i) within 120 days after the end of each fiscal year, an officer’s certificate stating whether or not the signers thereof know of any Default of ours that occurred during the previous year and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute Defaults or Events of Default.

Limitation on Suits; Absolute Rights of Holders

Except with respect to the absolute rights referred to below, no holder may pursue any remedy with respect to the Indenture or the notes unless: (i) such holder has previously delivered to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of the then outstanding notes deliver to the Trustee a written request that the Trustee pursue a remedy and have offered (and if requested, provided) indemnity satisfactory to the Trustee; (iii) the Trustee has failed to institute a proceeding within 60 days after such notice; and (iv) the Trustee has not received from the holders of a majority in aggregate principal amount of the then outstanding notes a direction inconsistent with such written request within 60 days after such notice. Notwithstanding the foregoing, the right of each holder of a note to receive payment of the principal (including the Fundamental Change Repurchase Price, if applicable), or any accrued and unpaid interest on, any note, on or after the applicable due date, or the right to convert the note or to receive the Settlement Amounts due upon conversion, shall not be impaired or affected without the consent of such holder.

Default Interest

Payments of the Fundamental Change Repurchase Price, principal and interest on any note, in each case, that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Additional Interest as Sole Remedy for Certain Reporting Defaults

To the extent we elect, the sole remedy for an Event of Default relating to our failure to comply with our reporting obligations under the caption “Exchange Act Reports” below (a “Reporting Event of Default”) will, for the 180 days after the occurrence of such Reporting Event of Default, consist exclusively of the right to receive Additional Interest at an annual rate equal to (i) 0.25% per annum of the principal amount of the notes then outstanding commencing on the date on which such Reporting Event of Default first occurs and ending on the earlier of the date such Reporting Event of Default is cured or waived or the 90th day following the occurrence of such Reporting Event of Default; and (ii) 0.50% per annum of the principal amount of such notes outstanding commencing on the 91st day following the occurrence of such Reporting Event of Default (if such Reporting Event of Default is continuing on such 91st day) and ending on the earlier of the date such Reporting Event of Default is cured or waived on the 180th day following the occurrence of such Reporting Event of Default, in each case payable in the same manner and on the same dates as the stated interest payable on the notes. If the Reporting Event of Default is continuing on the 181st day, the notes will be subject to acceleration. In order to elect to pay Additional Interest as the sole remedy, we must notify all holders, the Trustee and the Paying Agent in writing of such election on or before the close of business on the fifth business day prior to the date on which such Reporting Event of Default would otherwise occur.

Modification and Amendment

We and the Trustee may, with the consent of the Required Holders, amend the notes or the Indenture or any modifications to the Indenture Documents; provided, however, that no such amendment, supplement or waiver shall, without the consent of the holder of each outstanding note affected thereby: (i) change the stated Maturity Date of the principal of or any interest on the notes; (ii) reduce the Fundamental Change Repurchase Price for any note or change the times at which, or the circumstances under which, the notes may or will be repurchased by us; (iii) reduce the principal amount of or interest on the notes; (iv) make any change that impairs or adversely affects the right of holders to convert their notes; (v) impair the right of any holder to receive payment of principal of and interest on its notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, such holder’s notes; (vi) modify the ranking provisions of the Indenture; (vii) change the place or currency of payment of principal of or interest on any note; (viii) make any change to the provisions of the Indenture which require each holder’s consent or in the waiver provisions in the Indenture except to increase the percentage required for modification, amendment or waiver; or (ix) reduce the amount of principal payable upon acceleration of the Maturity Date of any note.’

Without the consent of any holder, we (when authorized by a board resolution) and the Trustee may enter into one or more supplemental indentures or modifications to the Indenture Documents for any of the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to evidence the succession by a Successor Company; (iii) to add guarantees or guarantors; (iv) to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders; (v) to make any change that does not adversely affect the rights of any holder; or (vi) upon the occurrence of a Merger Event, to provide that such notes are convertible into Reference Property.

Exchange Act Reports

As long as any notes are outstanding, we shall (i) file with the Commission within the time periods prescribed by its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) and (ii) furnish to the Trustee and the holders within 15 calendar days after we are required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all annual financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Any such report, information or document that we file with the Commission through the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee and the holders at the time of such filing. The Trustee shall have no duty to review or analyze reports delivered to it.

Discharge

When (a) we shall deliver to the Trustee for cancellation all notes theretofore authenticated and not theretofore canceled, or (b) all the notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Fundamental Change Repurchase Date, upon conversion or otherwise) and we shall deposit with the Trustee, in trust, or deliver to the holders, as applicable, an amount of cash (and, to the extent applicable, deliver to the holders a number of ordinary shares to satisfy our obligations with respect to outstanding conversions), sufficient to pay all amounts due on all of such notes, including principal and interest due, and we shall have paid or caused to be paid all other sums payable under the Indenture by us, then the Indenture shall cease to be of further effect. For the avoidance of doubt, upon the satisfaction and discharge of the Indenture, the holders of the notes shall no longer have the right to convert their notes and shall only be entitled to the payments of funds deposited with the Trustee, in trust.

Calculations

Except as otherwise provided in the Indenture, we will be responsible for making all calculations called for under the Indenture or the notes, including determinations of the closing sale prices of our ordinary shares, the Daily VWAP, accrued interest payable on the notes, Additional Interest payable on the notes, the Conversion Rate, As-Adjusted Coupon Make-Whole Conversion Rate, the As-Adjusted Table Make-Whole Conversion Rate, the Conversion Value, the Conversion Price (including in connection with a Reset Event), the Settlement Amount, the Upward Average Price, the Fundamental Change Repurchase Price, the redemption price (including any premium in connection therewith), and the Make-Whole Amount. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders. We will provide a schedule of our calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent are entitled to rely conclusively upon the accuracy of our calculations without independent verification. Whenever we are required to calculate or make adjustments to the Conversion Rate, we will do so to the 1/10,000th of an ordinary share, rounding any additional decimal places up or down in a commercially reasonable manner.

Trustee

The Trustee under the Indenture is U.S. Bank Trust Company, National Association. The Trustee assumes no responsibility for the accuracy or completeness of the information contained in this description or the related documents. The Trustee and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of business.

Notices

We will send all notices or communications to holders pursuant to the Indenture in writing and delivered in person or mailed by first class mail, postage prepaid, overnight courier or transmitted by facsimile transmission, email or electronic transmission in PDF format to the holders’ respective addresses shown on the register for the notes. With respect to global notes, notice shall be sufficiently given if given to the Depositary for the notes (or its designee), pursuant to applicable procedures of such Depositary (and we will make any notices we are required to give to holders available on our website). Whenever we are required to deliver notice to the holders, we will, by the date we are required to deliver such notice to the holders, deliver a copy of such notice to the Trustee and the Agents. Notices to the Trustee shall be deemed given upon actual receipt thereof.

No Recourse Against Others

No director, officer, employee, incorporator or stockholder of us shall have any liability for any of our obligations under the notes, the Indenture, or any claim based on, in respect of, or by reason of, such obligations or their creation.

Trust Indenture Act

The Indenture will be qualified under the Trust Indenture Act, if any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern the Indenture, the latter provision shall control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Governing Law; Waiver of Jury Trial

The Indenture and the notes, and any claim, controversy or dispute arising under or related to the Indenture or the notes, are governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). The Indenture provides that we and the Trustee irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or the transactions contemplated by the Indenture or the notes.

Submission to Jurisdiction

The Indenture provides that we irrevocably consent to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City of New York and the County of New York, over any suit, action or proceeding with respect to the Indenture or the notes or the transactions contemplated thereby. We waive any objection that we may have to the venue of any such suit, action or proceeding in such courts, or that such suit, action or proceeding was brought in an inconvenient court, and agree not to plead or claim the same.

Definitions

Capitalized terms used but not defined in this section have the meanings given to them in the Indenture.

DESCRIPTION OF SHARE CAPITAL

In the discussion that follows, we have summarized selected provisions of our amended and restated memorandum and articles of association, as well as included a brief summary of certain terms and conditions of the ordinary shares—which are subject in all respects to the provisions of our amended and restated memorandum and articles of association. You should read our amended and restated memorandum and articles of association as is currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference herein. Please read “Where You Can Find Additional Information” and “Incorporation by Reference of Certain Incorporated Documents.”

Share Capital

Authorized Capitalization

Our authorized share capital consists of 73,500,000 ordinary shares of a par value of US$0.001 each and 15,000,000 preference shares of a par value of US$0.0001, of which 27,509,529 ordinary shares were issued and outstanding as of July 29, 2026, which amount does not include 425,269 treasury shares currently outstanding but does include Earnout Shares (as defined in our 2025 Form 20-F) currently held in escrow and does not include 550,755 ordinary shares underlying a distribution announced by the Company for holders of the Company’s contingent value rights on December 4, 2025 and does not include 535,854 ordinary shares underlying a distribution announced by the Company for holders of the Company’s contingent value rights on July 17, 2026. In addition, as of July 29, 2026, warrants exercisable for an aggregate 958,272 ordinary shares were outstanding, Series C Ordinary Share Purchase Warrants exercisable for an aggregate 200,000 ordinary shares were outstanding and “Placement Agent Warrants” exercisable for an aggregate 120,000 ordinary shares were outstanding. As of December 31, 2025, 26,188,972 ordinary shares were outstanding, excluding treasury shares but including Earnout Shares then held in escrow. The difference in the number of shares outstanding between December 31, 2025 and July 29, 2026 is the result of (i) the issuance of 14,497 ordinary shares upon the exercise of stock options granted to employees under the Gorilla Technology Group Inc. Employee Stock Option Program, (ii) the issuance of 2,099,643 ordinary shares upon vesting and settlement of restricted stock units to employees under the Gorilla Technology Group Inc. 2023 Omnibus Incentive Plan, (iii) a reduction of 560,000 Earnout Shares which were forfeited from their escrow account for distribution to holders of the Company’s contingent value rights, (iv) the issuance of 24,146 ordinary shares to holders of the Company’s contingent value rights and (v) a reduction of 257,729 ordinary shares outstanding pursuant to repurchases under the Company’s share buyback program. As of July 29, 2026, Gorilla has 29,746 vested unexercised options outstanding under the Gorilla Technology Group Inc. Employee Stock Option Program with an average exercise price of $11.66.

The number of ordinary shares outstanding as of July 29, 2026 excludes:

●	425,269 ordinary shares held in treasury;

●	958,272 ordinary shares issuable upon exercise of warrants outstanding as of July 29, 2026 at a weighted average exercise price of $115.00 per ordinary share;

●	29,746 ordinary shares issuance upon the exercise of options outstanding under the Gorilla Technology Group Inc. Employee Stock Option Program as of July 29, 2026 at a weighted average exercise price of $11.66 per ordinary share;

●	550,755 ordinary shares underlying a distribution announced by the Company for holders of the Company’s contingent value rights on December 4, 2025;

●	535,854 ordinary shares underlying a distribution announced by the Company for holders of the Company’s contingent value rights on July 17, 2026;

●	200,000 ordinary shares issuable upon the cash exercise of Gorilla’s Series C Ordinary Share Purchase Warrants; and

●	120,000 ordinary shares issuable upon the cash exercise of Gorilla’s Placement Agent Warrants.

Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by our board except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to us on the issue of our shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against us.

Voting Rights. The holders of our ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of our directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of our ordinary shares do not have any conversion, preemptive or other subscription rights and there will be no sinking fund or Redemption provisions applicable to our ordinary shares.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the Company.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on our ordinary shares imposed by foreign law or by the charter or other of our constituent documents. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of our ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Upon our winding up, after the full amount that holders of any issued shares ranking senior to our ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any of our remaining assets available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided our memorandum and articles of association authorize this and we have the ability to pay our debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of our ordinary shares will have no preemptive or preferential right to purchase any of our securities.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to our memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. We may by ordinary resolution increase our authorized share capital.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the acquisition, ownership and disposition of our Notes, and of ordinary shares received upon conversion of the Notes or as payments of interest on the Notes. This discussion applies only to holders that will hold the Notes, and any corresponding ordinary shares, as capital assets for U.S. federal income tax purposes (generally, property held for investment). Except where specifically described below, this discussion assumes that we are not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. See the discussion under “Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below.

This summary does not purport to be a complete analysis of all potential tax considerations arising in connection with the acquisition, ownership and disposition of Notes, and of ordinary shares received upon conversion of Notes or as payments of interest on the Notes. The effects and considerations of other U.S. federal tax laws, such as those applicable to estate and gift taxes, the alternative minimum tax or the Medicare contribution tax, and any applicable state, local or non-U.S. tax laws, are not discussed. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or a court will not sustain, positions contrary to those discussed below.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances. In addition, it does not address tax consequences relevant to holders subject to special rules, including, without limitation:

●	regulated investment companies or real estate investment trusts;

●	financial institutions, insurance companies, brokers, dealers or traders in securities;

●	traders in securities that elect to mark to market interested party transactions that require shareholder approval;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding Notes or ordinary shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes or ordinary shares being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of the ordinary shares;

●	PFICs, “controlled foreign corporations” or corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar; and

●	tax-qualified retirement plans.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF NOTES OR ORDINARY SHARES WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF NOTES AND ORDINARY SHARES.

Taxation of U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes or ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or;

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes or ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Interest on the Notes

A U.S. Holder generally will be required to include stated interest on the Notes in gross income as ordinary income at the time the interest is received or accrued, according to the U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Pursuant to the terms of the Notes, we may elect to satisfy interest obligations through the issuance of ordinary shares in lieu of cash. A U.S. Holder generally will be required to include in gross income, as ordinary interest income, the fair market value of any such ordinary shares received as payment of interest at the time such shares are issued or transferred to such U.S. Holder, regardless of the lack of receipt of any cash in connection with such interest payment. The tax basis of any ordinary shares received as payment of interest generally will equal the fair market value of such shares at the time of receipt. The holding period for such ordinary shares generally will begin on the day following the date of receipt.

The Notes may be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes. The determination of whether the Notes are issued with OID is complex and will depend upon a number of factors, including whether the stated principal amount exceeds the issue price by more than a de minimis amount, and whether interest payments on the Notes constitute “qualified stated interest,” in each case, as determined under the applicable Treasury regulations. If the Notes are treated as issued with OID, a U.S. Holder generally would be required to include such OID in gross income as ordinary interest income on a constant-yield basis before the receipt of corresponding cash or ordinary share payments. Gorilla does not expect (and this discussion assumes) that the Notes will not be treated as issued with OID for U.S. federal income tax purposes and intends to report such treatment to the IRS in a manner consistent therewith. No assurance can be given, however, that the IRS will agree with such treatment.

For foreign tax credit purposes, interest received or accrued on the Notes generally will be treated as income from foreign sources and as passive category income. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Market Discount

If a U.S. Holder acquires a Note at a cost that is less than its stated redemption price at maturity, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a de minimis amount. Under the market discount rules of the Code, a U.S. Holder would be required to treat any partial payment of principal on a Note, and any gain on the sale, exchange, retirement or other disposition of a Note (or shares of common stock received upon conversion of a Note), as ordinary income to the extent of the accrued market discount that has not previously been included in gross income. If a U.S. Holder disposes of Notes in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income as if such U.S. Holder had sold the Note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may elect, however, to determine the amount of accrued market discount on a constant yield to maturity basis. Such election is made on a Note-by-Note basis and is irrevocable.

With respect to Notes with market discount, a U.S. Holder may not be allowed to immediately deduct a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Notes. A U.S. Holder may elect to include market discount in gross income currently as it accrues, in which case the above-described interest deferral rule will not apply. Such election will apply to all debt instruments a U.S. Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a Note will be increased by the amount of market discount included in gross income under the election.

Acquisition Premium

A U.S. Holder acquiring a Note for an amount greater than its principal amount generally will be considered to have acquired the Note with bond premium. In general, a U.S. Holder may elect to amortize bond premium using the constant yield method over the remaining term of the Note. Special rules may apply, however, for debt instrument that may be subject to redemption prior to maturity. Amortized bond premium generally offsets stated interest otherwise includible in gross income. An election to amortize bond premium generally applies to all taxable debt obligations held or thereafter acquired and may not be revoked without IRS consent.

Conversion of Notes

A U.S. Holder will not recognize any income, gain or loss on the conversion of Notes into ordinary shares except to the extent of cash received in lieu of a fractional ordinary share and except to the extent of amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not already included in gross income. The amount of gain or loss on the receipt of cash in lieu of such fractional ordinary share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of such fractional ordinary share and the pro rata portion of its tax basis in its Note that is allocable to the fractional ordinary share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss, if at the time of the conversion, the Note has been held for more than one year. The tax basis of the ordinary shares received upon a conversion (other than ordinary shares attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the Note that was converted, reduced by the portion of the tax basis that is allocable to any fractional ordinary share. A U.S. Holder’s holding period for ordinary shares will include the period during which a U.S. Holder held the Notes, except that the holding period for any ordinary shares received with respect to accrued interest will commence on the day after the date of receipt.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Upon a sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized (excluding amounts attributable to accrued but unpaid interest, which will be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in gross income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis generally will equal the amount that the U.S. Holder paid for the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of such disposition. Long-term capital gain of non-corporate taxpayers is generally subject to a reduced rate of U.S. federal income tax. A U.S. Holder’s ability to offset ordinary income with capital losses is subject to limitations.

Special Tax Rules Applicable to Contingent Payment Debt Instruments

Special tax rules, which are different than those described above, would apply to the Notes to the extent that the Notes are considered for U.S. federal tax purposes as debt instruments that provide for one or more contingent payments (a “contingent payment debt instrument”). This discussion assumes that the Notes do not provide for one or more contingent payments and, thus, are not contingent payment debt instruments. However, the rules for determining whether a debt instrument is or is not a contingent payment debt instrument, as applied to instruments such as the Notes are complex and very uncertain in many respects. To the extent that the Notes were treated for U.S. federal tax purposes as being contingent payment debt instruments, the U.S. federal income tax consequences to U.S. Holders of the Notes (including those arising upon sale, exchange, redemption or conversion of the Notes) could be materially different than those described above. Among other differences, gain on the sale, exchange or other taxable disposition of the Notes generally would be taxable as ordinary income, rather than as capital gain. U.S. Holders of Notes should consult with their own tax advisors regarding these matters.

Constructive Dividends

The conversion rate of the Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. Holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes, however, generally will not result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes will not qualify as being pursuant to a bona fide reasonable adjustment formula. With respect to such adjustments, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such conversion rate adjustment. Any deemed distribution will be taxable as a dividend, return of capital or capital gain as described below under “—Distributions on Ordinary Shares.” It is unclear, however, whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under “—Distributions on Ordinary Shares.” It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Generally, a U.S. Holder’s adjusted tax basis in a Note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. Holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the Notes.

Distributions on Ordinary Shares

If we make distributions of cash or property on the ordinary shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the ordinary shares, with any excess treated as capital gain from the sale or exchange of the ordinary shares. If we do not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States, or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

●	We are neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements; and

●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

We do not expect to be eligible for the benefits of an applicable comprehensive income tax treaty with the United States. In addition, there also can be no assurance that ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, dividends from us will not constitute a “qualified dividend income” if we are determined to be a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules” below. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares.

For foreign tax credit purposes, dividends paid on our ordinary shares generally will be treated as income from foreign sources and as passive category income. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares, an amount equal to the difference between (i) the amount realized on such disposition and (ii) the U.S. Holder’s adjusted tax basis in the ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares generally will be capital gain or loss. Certain non-corporate U.S. Holders, including individuals, that have held the ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Notes or ordinary shares received upon conversion of the Notes or as payments of interest in respect of the Notes could be materially different from that described above, if we are treated as a PFIC for U.S. federal income tax purposes. In this regard, due to the option to convert the Notes into ordinary shares, a U.S. Holder can be considered to own stock in a PFIC by reason of the ownership of Notes in the event that we are determined to be a PFIC for any taxable year in which the Notes are held by the U.S. Holder. For this reason, U.S. Holders are encouraged to consult their own tax advisors with respect to the potential application of the PFIC rules based upon their particular circumstances.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income; or

●	at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of investment assets (subject to various exceptions). In making the PFIC determination, we will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based on our and our subsidiaries’ current and anticipated composition of the income, assets and operations, we do not expect to be classified as a PFIC for the current taxable year. However, there can be no assurances in this regard, nor can there be any assurances that we will not be treated as a PFIC in any future taxable year. In particular, the PFIC determination is based on the nature of our income and assets from time to time, which could be affected by changes in our business plan or events beyond our control. Moreover, the PFIC determination involves the application of complex tax rules, and there is some uncertainty as to their application. For these reasons, no assurances can be provided that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

If, contrary to the discussion above, we are treated as a PFIC, a U.S. Holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to (i) any gain realized on the sale or other disposition of Notes or ordinary shares, and (ii) any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on ordinary shares exceed 125% of the average annual distributions the U.S. Holder received on ordinary shares during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares). Under those rules, (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the Notes or ordinary shares, as the case may be, (ii) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which Gorilla became a PFIC would be taxable as ordinary income, (iii) the amount allocated to each prior year in which we were a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for that year and (iv) the interest charge generally applicable to underpayments of U.S. federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

If we are determined to be a PFIC for a taxable year, dividends on the ordinary shares generally would not be qualified dividend income subject to preferential rates of U.S. federal income tax, as described above. See “—Taxation of U.S. Holders—Distributions on Ordinary Shares.” Additionally, certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which we may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance that we do not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

In general, if we are treated as a PFIC, the impact of the rules described above can be ameliorated or avoided if a U.S. Holder makes a “qualified electing fund” (“QEF”) election, or alternatively elects to be subject to a mark-to-market regime for stock in a PFIC, each as described below. The QEF election in not available, however, with respect to Notes held by a U.S. Holder during taxable years in which we are a PFIC, and the ability to make a mark-to-market election with respect to such Notes is an issue that currently is reserved under applicable Treasury regulations. The absence of a QEF or mark-to-market election with respect to an investment in the Notes, in the event that we are determined to be a PFIC, would impact the federal income tax consequences of a subsequent QEF or mark-to-market election with respect to ordinary shares received upon conversion of the Notes.

A U.S. Holder may make a QEF election with respect to ordinary shares only if we provide U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Gorilla will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the ordinary shares in the event Gorilla is treated as a PFIC for any taxable year. There can be no assurance, however, that Gorilla will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

In the event Gorilla is a PFIC, a U.S. Holder that makes a QEF election with respect to its ordinary shares would generally be required to include in income for each year that Gorilla is treated as a PFIC the U.S. Holder’s pro rata share of Gorilla’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ordinary shares. Any net deficits or net capital losses of Gorilla for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in the ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ordinary shares by a corresponding amount.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which Gorilla is a PFIC, then the ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the excess distribution rules described above. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ordinary shares to elect out of the excess distribution rules discussed above if Gorilla is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that Gorilla is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ordinary shares, which are listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that ordinary shares will be “regularly traded” for purposes of these rules. A mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs.

A U.S. Holder who owns the Notes or ordinary shares during any taxable year in which Gorilla is a PFIC must file IRS Form 8621.

Taxation of Non-U.S. Holders

This section applies to Non-U.S. Holders of Notes and ordinary shares received upon conversion of Notes or as payments of interest on the Notes. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Notes or ordinary shares that is not a U.S. Holder, including:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;

●	a foreign corporation; or

●	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Notes and Ordinary Share

Any (i) interest income of a Non-U.S. Holder in respect of the Notes, (ii) distributions of cash or property paid to a Non-U.S. Holder in respect of ordinary shares or (iii) gain realized by a Non-U.S. Holder upon the sale or other taxable disposition of Notes or ordinary shares, as relevant, generally will not be subject to U.S. federal income taxation unless:

●	the interest income, distribution or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to interest payments and distributions received by U.S. Holders of Notes or ordinary shares, and the proceeds received on sale or other taxable disposition of Notes or ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s Notes or ordinary shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Interest payments on the Notes, distributions with respect to ordinary shares and proceeds from the sale of other disposition of Notes or ordinary shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets” (as defined in the Code) for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby (including the ordinary shares underlying the Notes) on Nasdaq (in the case of ordinary shares underlying the Notes) or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may dispose of their securities by one or more of, or a combination of, the following methods:

●	distributions to members, partners, stockholders or other equityholders of the Selling Securityholders;

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We may be required to amend or supplement this prospectus in the event that (a) a Selling Securityholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a Selling Securityholder, in which case we will be required to amend or supplement this prospectus to name the Selling Securityholder, or (b) a Selling Securityholder sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of $125,000,000 aggregate principal amount of 7.50% Senior Unsecured Convertible Notes, Series B due 2031 (the “Notes”) which were issued prior to the date of the registration statement of which this prospectus forms a part, along with up to 22,135,417 ordinary shares underlying such Notes. The Notes were initially sold pursuant to the Securities Purchase Agreement dated July 15, 2026 by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”), pursuant to which the Notes were issued under the terms set forth in the Indenture. Each Selling Securityholder acquired their Notes as either (a) a purchaser (a “Purchaser”) under the Securities Purchase Agreement or (b) in a secondary transaction pursuant to which such Selling Securityholder acquired Notes and the registration rights afforded to the Purchasers in connection with such Notes were assigned to such Selling Securityholder.

The applicable prospectus supplement will set forth the name of each of the Selling Securityholders and the amount of Notes and ordinary shares beneficially owned by such Selling Securityholder that are covered by such applicable prospectus supplement. The applicable prospectus supplement will also disclose whether any of the Selling Securityholders has held any position or office with, has been employed by, or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

The Selling Securityholders shall not sell any securities pursuant to this prospectus until we have identified such Selling Securityholders and the securities being offered for resale by such Selling Securityholders in a subsequent prospectus supplement. We intend to file one such prospectus supplement on the date that this registration statement is declared effective. However, the Selling Securityholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

EXPENSES

The following is a statement of estimated fees and expenses in connection with the issuance and distribution of the securities being registered, excluding underwriting discounts and commissions.

Itemized expense	Amount
SEC registration fee	$17,263
Blue sky fees and expenses	$3,060
Printing Expenses	$10,000	*
Transfer Agent and Trustee Fees and Expenses	$29,000	*
Legal fees and expenses	$300,000	*
Accounting fees and expenses	$25,000	*
Total	$384,323	*

*	Such figure is an estimate.

MATERIAL CHANGES

Except as otherwise described above and in our most recent Annual Report on Form 20-F, in our Reports on Form 6-K furnished under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since April 15, 2026.

INTERESTS OF EXPERTS AND COUNSEL

None of our named experts or counsel has been employed by us on a contingent basis, owns an amount of shares in Gorilla Technology Group Inc. or our subsidiaries which is material to them, or has a material, direct or indirect economic interest in us or depends on the success of the securities which may be offered under this prospectus. Any update or change in the interests of our named experts and counsel will be included in a prospectus supplement or other offering materials relating to an offering of our securities.

LEGAL MATTERS

The validity of the Notes offered hereby and certain other matters of United States federal securities law and New York law is being passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. The validity of the ordinary shares issuable upon conversion of the Notes and certain other matters of Cayman Islands law is being passed upon for us by Travers Thorp Alberga.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, New York 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, as a “foreign private issuer,” our officers, directors, and principal shareholders are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

We maintain a website at www.gorilla-technology.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus. Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference herein:

●	our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 15, 2026;

●	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on May 6, 2026, June 5, 2026 (excluding Exhibit 99.8 attached thereto) and July 17, 2026 (excluding Exhibit 99.7 attached thereto); and

●	the description of our ordinary shares contained in Exhibit 2.1 of our Annual Report on Form 20-F filed with the SEC on April 30, 2025, including any amendments or reports filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Gorilla Technology Group Inc.
64 North Row
London, United Kingdom W1K 7DA
+442039880574.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers.

Item 9. Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the following Exhibit Index:

Exhibit Number	Description
2.1†**	Amended and Restated Business Combination Agreement, dated as of May 18, 2022, by and among Global, Gorilla, Global SPAC Sponsors LLC, as SPAC Representative, Tomoyuki Nii as Company Representative and Merger Sub (incorporated by reference to Exhibit 2.1 of Gorilla’s Registration Statement on Form F-4 (File No. 333-262069) filed with the SEC on June 28, 2022).
4.1**	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 2.1 of Gorilla’s Form 20-F filed with the SEC on April 15, 2026).
4.2**	Specimen Ordinary Share Certificate of Gorilla Technology Group Inc. (incorporated by reference to Exhibit 4.6 of Gorilla’s Registration Statement on Form F-4 (File No. 333-262069) filed with the SEC on June 28, 2022).
4.3**	Specimen Warrant Certificate of Gorilla Technology Group Inc. (incorporated by reference to Exhibit 4.7 of Gorilla’s Registration Statement on Form F-4 (File No. 333-262069) filed with the SEC on June 28, 2022).
4.4**	Form of Contingent Value Rights Agreement, by and among Gorilla, Global, Global SPAC Sponsors LLC, in the capacity as Gorilla Representative, Tomoyuki Nii in the capacity as Gorilla Representative, and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 of Gorilla’s Form 6-K filed with the SEC on July 19, 2022).
4.5**	Form of Assignment, Assumption and Amendment to Warrant Agreement among Continental Stock Transfer & Trust Company, LLC, Gorilla and Global (incorporated by reference to Exhibit 10.3 of Gorilla’s Form 6-K filed with the SEC on July 19, 2022).
4.6**	Form of Amended and Restated Subscription Agreement, dated as of May 18, 2022, by and among Global, Gorilla and the investors named therein (incorporated by reference to Exhibit 10.1 of Gorilla’s Form 6-K filed with the SEC on July 19, 2022).
4.7**	Warrant Agreement, dated as of April 8, 2021, between Continental Stock Transfer & Trust Company and Global (incorporated by reference to Exhibit 4.1 of Global’s Form 8-K filed with the SEC on April 14, 2021).
4.8**	Form of Securities Purchase Agreement, dated June 6, 2024 (incorporated by reference to Exhibit 99.1 of Gorilla’s Form 6-K filed with the SEC on June 7, 2024).
4.9**	Form of Series C Warrant (included in Exhibit 4.8).
4.10**	Form of Securities Purchase Agreement, dated June 30, 2025 (incorporated by reference to Exhibit 99.1 of Gorilla’s Form 6-K filed with the SEC on July 2, 2025).
4.11**	Form of Pre-Funded Warrant incorporated by reference to Exhibit 99.3 of Gorillas Form 6-K filed with the SEC on July 2, 2025.
4.12**	Placement Agency Agreement, dated June 30, 2025, between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC (incorporated by reference to Exhibit 99.2 of Gorilla’s Form 6-K filed with the SEC on July 2, 2025).
4.13**	Form of Placement Agent Warrant (included in Exhibit 4.12).
4.14**	Securities Purchase Agreement dated June 2, 2026 (incorporated by reference to Exhibit 99.1 of Gorilla’s form 6-K filed with the SEC on June 5, 2026).
4.15**	Indenture, dated June 5, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 99.2 of Gorilla’s form 6-K filed with the SEC on June 5, 2026).
4.16**	Form of Global Note (included in Exhibit 4.15)
4.17**	Placement Agency Agreement, dated June 2, 2026, between the Company and The Benchmark Company, LLC (incorporated by reference to Exhibit 99.4 of Gorilla’s form 6-K filed with the SEC on June 5, 2026).
4.18**	Securities Purchase Agreement dated July 15, 2026 (incorporated by reference to Exhibit 99.1 of Gorilla’s form 6-K filed with the SEC on July 17, 2026).
4.19**	Indenture, dated July 17, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 99.2 of Gorilla’s form 6-K filed with the SEC on July 17, 2026).
4.20**	Form of Global Note, Series B (included in Exhibit 4.19)
4.21**	Placement Agency Agreement, dated July 15, 2026, between the Company and The Benchmark Company, LLC (incorporated by reference to Exhibit 99.4 of Gorilla’s form 6-K filed with the SEC on July 17, 2026).
4.22**	Form of Registration Rights Agreement (included in Exhibit 4.18).
5.1	Opinion of Travers Thorp Alberga.
5.2	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Travers Thorp Alberga (included in Exhibit 5.1).
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.2).
23.3**	Consent of Marcum Asia CPAs, LLP, independent registered public accounting firm for Gorilla.
24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
25.1+	Form T-1 Statement of Eligibility of the trustee for Notes.
107**	Calculation of Registration Fee.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
+	To be filed by amendment or pursuant to Trust Indenture Act Section 305(b)(2), if applicable.
**	Previously filed.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

○	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

○	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

○	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

●	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements, provided that a post-effective amendment need not be filed if such financial statements and information is incorporated by reference into this registration statement by periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934.

●	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

●	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	That, for the purpose of determining liability of the registrant under the Act to any purchaser:

○	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

○	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

●	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

○	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

○	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

○	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

○	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on the 19th day of August, 2026.

GORILLA TECHNOLOGY GROUP INC.

By:	/s/ Jayesh Chandan
Jayesh Chandan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jayesh Chandan	Chief Executive Officer and Chairman	August 19, 2026
Jayesh Chandan	(Principal Executive Officer)

*	Chief Financial Officer	August 19, 2026
Bruce Bower	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 19, 2026
Keith Levy

*	Director	August 19, 2026
Rt. Hon. Ruth Kelly

*	Director	August 19, 2026
Gregg Walker

*	Director	August 19, 2026
Evan Medeiros

*	Director	August 19, 2026
Thomas Sennhauser

*By:	/s/ Jayesh Chandan	August 19, 2026
Name:	Jayesh Chandan
Title:	Attorney-in-Fact

Authorized Representative in the United States:

Gorilla Technology Group Inc.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates
Date:	August 19, 2026